Exhibit 4.14

Execution Version

CUSIP Number: 679581AG3

Revolver CUSIP Number: 679581AH1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

OLD DOMINION FREIGHT LINE, INC.,

as Borrower

THE LENDERS NAMED HEREIN,

as Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and an Issuing Lender

and

BANK OF AMERICA, N.A.,

as Syndication Agent and an Issuing Lender

$250,000,000 Senior Unsecured Revolving Credit Facility

Lead Arrangers:

WELLS FARGO SECURITIES, LLC

BOFA SECURITIES, INC.

Sole Book-Runner:

WELLS FARGO SECURITIES, LLC

Dated as of November 21, 2019

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Page

ARTICLE I DEFINITIONS
1.1	Defined Terms	1
1.2	Accounting Terms	29
1.3	Other Terms; Construction	29
1.4	Divisions	30
ARTICLE II AMOUNT AND TERMS OF THE LOANS
2.1	Commitments	30
2.2	Borrowings	31
2.3	Disbursements; Funding Reliance; Domicile of Loans	34
2.4	Evidence of Debt; Notes	35
2.5	Termination and Reduction of Commitments and Swingline Commitment	36
2.6	Mandatory Payments and Prepayments	36
2.7	Voluntary Prepayments	37
2.8	Interest	37
2.9	Fees	40
2.10	Interest Periods	41
2.11	Conversions and Continuations	42
2.12	Method of Payments; Computations; Apportionment of Payments	43
2.13	Recovery of Payments	45
2.14	Use of Proceeds	46
2.15	Pro Rata Treatment	46
2.16	Increased Costs; Change in Circumstances; Illegality	47
2.17	Effect of A Benchmark Transition Event	49
2.18	Taxes	50
2.19	Compensation	54
2.20	Replacement of Lenders; Mitigation of Costs	55
2.21	Incremental Commitments	56
2.22	Defaulting Lenders	59
2.23	Extension of Maturity Date	62
ARTICLE III LETTERS OF CREDIT
3.1	Issuance; Existing Letters of Credit	63
3.2	Notices	65

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(continued)

Page

3.3	Participations	65
3.4	Reimbursement	65
3.5	Payment by Revolving Loans	66
3.6	Payment to Lenders	67
3.7	Obligations Absolute	67
3.8	Cash Collateral Account	68
3.9	The Issuing Lenders	69
3.10	Effectiveness	69
3.11	Reporting of Letter of Credit Information and L/C Commitment	69
ARTICLE IV CONDITIONS OF BORROWING
4.1	Conditions of Initial Borrowing	70
4.2	Conditions of All Borrowings	73
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1	Corporate Organization and Power	73
5.2	Authorization; Enforceability	74
5.3	No Violation	74
5.4	Governmental and Third-Party Authorization; Permits	74
5.5	Litigation	75
5.6	Taxes	75
5.7	Subsidiaries	75
5.8	Full Disclosure	75
5.9	Margin Regulations	76
5.10	No Material Adverse Change	76
5.11	Financial Matters	76
5.12	Ownership of Properties	77
5.13	ERISA	77
5.14	Environmental Matters	77
5.15	Compliance With Laws	78
5.16	Regulated Industries	79
5.17	Insurance	79
5.18	Material Contracts	79
5.19	Trade Relations	79
5.20	Labor Relations	79
5.21	Leases	80
5.22	Anti-Corruption Laws; Sanctions	80

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(continued)

Page

5.23	EEA Financial Institutions	80
ARTICLE VI AFFIRMATIVE COVENANTS
6.1	Financial Statements	80
6.2	Other Business and Financial Information	81
6.3	Existence; Franchises; Maintenance of Properties	83
6.4	Compliance with Laws	84
6.5	Payment of Obligations	84
6.6	Insurance	84
6.7	Maintenance of Books And Records; Inspection	84
6.8	Permitted Acquisitions	85
6.9	Creation or Acquisition of Subsidiaries; Excluded Subsidiaries	85
6.10	Further Assurances	87
6.11	Sanctions; Patriot Act Compliance; Use of Proceeds	87
6.12	Beneficial Ownership Certification	87
ARTICLE VII FINANCIAL COVENANTS
7.1	Consolidated Debt to Consolidated Total Capitalization	88
7.2	Fixed Charge Coverage Ratio	88
ARTICLE VIII NEGATIVE COVENANTS
8.1	Merger; Consolidation	88
8.2	Indebtedness	89
8.3	Liens	91
8.4	Disposition of Assets	92
8.5	Investments	93
8.6	Restricted Payments	94
8.7	Transactions with Affiliates	94
8.8	Lines of Business	95
8.9	Limitation on Certain Restrictions	95
8.10	Fiscal Year	95
8.11	Accounting Changes	95
8.12	Certain Amendments	95

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(continued)

Page

ARTICLE IX EVENTS OF DEFAULT
9.1	Events of Default	96
9.2	Remedies: Termination of Commitments, Acceleration, etc	98
9.3	Remedies: Set-Off	99
ARTICLE X THE ADMINISTRATIVE AGENT
10.1	Appointment and Authority	100
10.2	Rights as a Lender	100
10.3	Exculpatory Provisions	100
10.4	Reliance by Administrative Agent	101
10.5	Delegation of Duties	102
10.6	Resignation of Administrative Agent	102
10.7	Non-Reliance on Administrative Agent and Other Lenders	102
10.8	No Other Duties, Etc	103
10.9	Guaranty Matters	103
10.10	Issuing Lenders and Swingline Lender	103
10.11	Certain ERISA Matters	103
ARTICLE XI MISCELLANEOUS
11.1	Expenses; Indemnity; Damage Waiver	104
11.2	Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process	106
11.3	Waiver of Jury Trial	107
11.4	Notices; Effectiveness; Electronic Communication	107
11.5	Amendments, Waivers, etc	108
11.6	Successors and Assigns	111
11.7	No Waiver	115
11.8	Survival	116
11.9	Severability	116
11.10	Construction	116
11.11	Confidentiality	117
11.12	Counterparts; Integration; Effectiveness	118
11.13	Disclosure of Information	118
11.4	USA Patriot Act Notice	118
11.15	No Advisory or Fiduciary Responsibility	118

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(continued)

Page

11.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	119
11.17	Acknowledgement Regarding Any Supported QFCS	120
11.18	Amendment And Restatement; No Novation	121

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EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit B-3	Form of Notice of Conversion/Continuation
Exhibit B-4	Form of Letter of Credit Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Subsidiary Guaranty
Exhibit F	Forms of U.S. Tax Compliance Certificates

SCHEDULES

Schedule 1.1	Commitments and Notice Addresses
Schedule 3.1	Existing Letters of Credit
Schedule 5.4	Consents and Approvals
Schedule 5.7	Subsidiaries
Schedule 5.17	Insurance
Schedule 5.18	Material Contracts
Schedule 8.2	Indebtedness
Schedule 8.3	Liens
Schedule 8.5A	Existing Investments
Schedule 8.5B	Borrower’s Investment Policy
Schedule 8.7	Transactions with Affiliates

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 21st day of November, 2019, is made among OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as agent for the Lenders.

RECITALS

A.The Borrower, the Existing Lenders and Wells Fargo, as administrative agent, are parties to an Amended and Restated Credit Agreement, dated as of December 15, 2015 (as the same has been amended, modified or supplemented to, but not including, the Restatement Effective Date, the “Existing Credit Agreement”).

B.Subject to and on the terms and conditions set forth herein, (i) the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement, it being the intention of the Borrower, the Lenders and the Administrative Agent that this Agreement and the Credit Documents executed in connection herewith shall not effect a novation of the obligations of the Borrower under the Existing Credit Agreement but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter, and (ii) the Lenders are willing to make available to the Borrower a revolving credit facility in the aggregate principal amount of $250,000,000 as described herein and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree that, on the Restatement Effective Date, the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1Defined Terms.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer and in form and substance satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

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“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person or any line of business or division of any Person, whether through the purchase of assets, a merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Additional Commitment Lender” shall have the meaning given to such term in Section 2.23(d).

“Additional Lender” shall have the meaning given to such term in Section 2.21(a).

“Adjusted Base Rate” shall mean, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Margin Percentage for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Market Index Rate” shall mean, at any time with respect to any LIBOR Market Index Loans, a rate per annum equal to the LIBOR Market Index Rate as in effect at such time plus the Applicable Margin Percentage for LIBOR Market Index Loans as in effect at such time.

“Adjusted LIBOR Rate” shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage for LIBOR Loans as in effect at such time.

“Administrative Agent” shall mean Wells Fargo, in its capacity as Administrative Agent appointed under ARTICLE X, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person.  For purposes of this definition, with respect to any Person “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of the Borrower or any of its Subsidiaries.

“Agent Parties” shall have the meaning given to such term in Section 11.4(b).

“Aggregate Credit Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Lenders at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.

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“Agreement” shall mean this Second Amended and Restated Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin Percentage” shall mean, at any time from and after the Restatement Effective Date, the applicable margin percentage (i) to be added to the LIBOR Market Index Rate and the LIBOR Rate pursuant to Section 2.8 for purposes of determining the Adjusted LIBOR Market Index Rate and the Adjusted LIBOR Rate, as the case may be, (ii) to be added to the Base Rate pursuant to Section 2.8 for the purpose of determining the Adjusted Base Rate and (iii) to be used in calculating the commitment fee payable pursuant to Section 2.9(a), in each case as determined under the following matrix with reference to the ratio of Consolidated Debt to Consolidated Total Capitalization:

Level	Consolidated Debt to Consolidated Total Capitalization	Applicable Margin Percentage for LIBOR Loans and LIBOR Market Index Loans	Applicable Margin Percentage for Base Rate Loans	Commitment Fee
1	Less than 0.20 to 1.00	1.000%	0.000%	0.100%
2	Greater than or equal to 0.20 to 1.00 but less than 0.40 to 1.00	1.125%	0.125%	0.125%
3	Greater than or equal to 0.40 to 1.00 but less than 0.50 to 1.00	1.250%	0.250%	0.150%
4	Greater than or equal to 0.50 to 1.00	1.375%	0.375%	0.175%

On each Adjustment Date (as hereinafter defined), the Applicable Margin Percentage for all Loans and the commitment fee payable pursuant to Section 2.9(a) shall be adjusted effective as of such date (based upon the calculation of the Consolidated Debt to Consolidated Total Capitalization as of the last day of the fiscal period to which such Adjustment Date relates) in

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accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Borrower shall have failed to deliver the financial statements and a Compliance Certificate as required by Section 6.1(a) or Section 6.1(b), as the case may be, and Section 6.2(a), or if at any time an Event of Default shall have occurred and be continuing, then at the election of the Required Lenders, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered (or the date of occurrence of such Event of Default, as the case may be) to the date on which the same shall have been delivered (or such Event of Default shall have been cured or waived, as the case may be), each Applicable Margin Percentage shall be calculated in accordance with level 4 of the above matrix.  For purposes of this definition, “Adjustment Date” shall mean, with respect to any fiscal period of the Borrower beginning with the fiscal quarter ending December 31, 2019, the tenth (10th) day (or, if such day is not a Business Day, the next succeeding Business Day) after delivery by the Borrower in accordance with Section 6.1(a) or Section 6.1(b), as the case may be, of (i) financial statements as of the end of and for such fiscal period and (ii) a duly completed Compliance Certificate with respect to such fiscal period.  Until the first Adjustment Date, each Applicable Margin Percentage shall be calculated in accordance with Level 1 of the above matrix.

“Applicable Period” shall have the meaning given to such term in Section 2.8(f).

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Arrangers” shall mean Wells Fargo Securities and BofA Securities, each in its capacity as a joint lead arranger.

“Assignee” shall have the meaning given to such term in Section 11.6(a).

“Assignment and Assumption” shall mean an Assignment and Assumption entered into between a Lender and an Assignee and accepted by the Administrative Agent and the Borrower, in substantially the form of Exhibit D.

“Authorized Officer” shall mean, with respect to any action specified herein, any officer of the Borrower duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

“Bank of America” shall mean Bank of America, N.A.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Base Rate” shall mean the highest of (i) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, (iii) the LIBOR Rate for an Interest Period of one (1) month plus the difference between the Applicable Margin Percentage for LIBOR Loans and the Applicable Margin Percentage for Base Rate Loans at any level, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate, and (iv) 0%.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the Adjusted Base Rate.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate or the LIBOR Market Index Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBOR Rate or the LIBOR Market Index Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate or the LIBOR Market Index Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate or the LIBOR Market Index Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the

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Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBOR Rate or the LIBOR Market Index Rate:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate or the LIBOR Market Index Rate permanently or indefinitely ceases to provide the LIBOR Rate or the LIBOR Market Index Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBOR Rate or the LIBOR Market Index Rate:

(1)

a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate or the LIBOR Market Index Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate or the LIBOR Market Index Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate or the LIBOR Market Index Rate;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or the LIBOR Market Index Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate or the LIBOR Market Index Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or the LIBOR Market Index Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate or the LIBOR Market Index Rate, which states that the administrator of the LIBOR Rate or the LIBOR Market Index Rate has ceased or will cease to provide the LIBOR Rate or the LIBOR Market Index Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate or the LIBOR Market Index Rate; or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or the LIBOR Market Index Rate announcing that the LIBOR Rate or the LIBOR Market Index Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark

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Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the LIBOR Market Index Rate and solely to the extent that the LIBOR Rate or the LIBOR Market Index Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate or the LIBOR Market Index Rate for all purposes hereunder in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate or the LIBOR Market Index Rate for all purposes hereunder pursuant Section 2.17.

“Beneficial Owner” shall mean, with respect to any U.S. federal income tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Internal Revenue Code, as applicable, or any successor provision, if such Person is not the Recipient.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” shall mean BofA Securities, Inc.

“Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall have the meaning given to such term in Section 2.2(b).

“Business Day” shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan or a LIBOR Market

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Index Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account” shall have the meaning given to such term in Section 3.8.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or the Swingline Lender (as applicable) and the Lenders, as collateral for the Letter of Credit Exposure, the Swingline Exposure, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or the Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within ninety (90) days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within ninety (90) days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within ninety (90) days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause (i) above.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit, debit or procurement card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an

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Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement with the Borrower and (ii) any Person that, as of the Restatement Effective Date, is a Lender or an Affiliate of a Lender and is party to a Cash Management Agreement, in its capacity as party to such Cash Management Agreement with the Borrower.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Commitment” shall mean, with respect to any Lender at any time, the amount set forth opposite such Lender’s name in Schedule 1.1, as such schedule may be revised from time to time pursuant to Section 2.21, or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.6(c) as such Lender’s “Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Commitment Letter” shall mean the letter from Wells Fargo, Wells Fargo Securities, Bank of America and BofA Securities to the Borrower, dated October 29, 2019 in respect of the commitments to and syndication of the facility evidenced by this Agreement and the other Credit Documents.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Debt” shall mean, as of any date of determination, the total amount of all Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Consolidated Debt to Consolidated Total Capitalization to determine the Applicable Margin Percentage only, the Borrower may subtract from Consolidated Debt the aggregate amount of cash and short term investments reported on its consolidated balance sheet delivered in connection with the Compliance Certificate to which such calculation pertains.

“Consolidated Net Income” shall mean, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense” shall mean, for any period, the difference between (i) gross interest expense of the Borrower and its Subsidiaries deducted in the calculation of

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Consolidated Net Income for such period and (ii) the gross interest income of the Borrower and its Subsidiaries included in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean the consolidated stockholders’ equity of the Borrower and its Subsidiaries, determined in accordance with GAAP.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Debt as of such date and (ii) Consolidated Net Worth as of such date.

“Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefore primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation, (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services from the primary obligor primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner(s) of any such primary obligations against loss or failure or inability of the primary obligor(s) to perform in respect thereof, individually or in the aggregate, in an amount exceeding $7,500,000; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation of any Person hereunder shall be deemed to be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Control Group” shall mean (i) Earl E. Congdon, Jeffrey W. Congdon, Susan C. Terry, John R. Congdon, Jr., and David S. Congdon, (ii) the spouse of any Person described in clause (i) above, (iii) any direct descendants of any Person described in clauses (i) and (ii) above, and (iv) any charitable trust, foundation, estate planning trust, family limited partnership or family limited liability company controlled by one or more of the Persons described in clauses (i) through (iii) above.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” shall mean this Agreement, the Notes, the Letters of Credit, the Fee Letters, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated

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from time to time; but specifically excluding any Hedge Agreement to which the Borrower and any Hedge Party are parties and any Cash Management Agreement to which the Borrower and any Cash Management Bank are parties.

“Credit Exposure” shall mean, with respect to any Lender at any time, without duplication, the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Swingline Exposure at such time and (iii) such Lender’s Letter of Credit Exposure at such time.

“Debt” shall mean, with respect to any Person, without duplication,

(a)its liabilities for borrowed money;

(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)its Finance Lease Obligations;

(d)its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)Contingent Obligations by such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22(b) any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding

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(which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollars” or “$” shall mean dollars of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Early Opt-in Election” shall mean the occurrence of:

(a)

(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.17 are being

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executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate or the LIBOR Market Index Rate, and
(b)

(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent (with a copy to the Borrower).

“EBIT” shall mean, for any period, Consolidated Net Income for such period plus income tax expense for such period plus Consolidated Net Interest Expense for such period, all to the extent taken into account in the calculation of Consolidated Net Income, and (i) including without limitation (A) earnings of any Subsidiary of the Borrower accrued prior to the date it became a Subsidiary of the Borrower pursuant to a Permitted Acquisition, (B) earnings of any Person attributable to the assets which have been acquired in any manner by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition, realized by such Person on account of such assets prior to the date of such acquisition, (C) earnings of any Person prior to any date such Person has merged or consolidated with the Borrower or any Subsidiary pursuant to a Permitted Acquisition and as permitted by Section 8.1, and (ii) excluding (A) any gain or loss arising from the sale of non-operating assets, (B) any gain arising from any write-up of assets, (C) any gain arising from the acquisition of any securities of the Borrower or any of its Subsidiaries, and (D) any gain or loss arising from extraordinary or nonrecurring items, all determined in accordance with GAAP for such period.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by

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any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable:  (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the failure of any Plan to satisfy the minimum funding standard of Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, or (ix) the incurrence of an obligation to provide a notice under Section 101(j) of ERISA, the adoption of an amendment which may not

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take effect due to the application of Section 436(c)(1) of the Internal Revenue Code or Section 206(g)(2)(A) of ERISA, or the payment of a contribution in order to satisfy the requirements of Section 436(c)(2) of the Internal Revenue Code or Section 206(g)(2)(B) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given to such term in Section 9.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Subsidiary” shall mean, at any time, a Domestic Subsidiary of the Borrower that is currently designated by the Borrower as such, including such Subsidiary’s Subsidiaries. The Borrower may designate any Domestic Subsidiary as an Excluded Subsidiary at any time by notice to the Administrative Agent, provided that (a) after giving effect to such designation, no Default or Event of Default has occurred and is continuing (including on a pro forma basis), and (b) all of the following conditions are satisfied:

(i)the aggregate total assets of all Subsidiaries designated as Excluded Subsidiaries constitute no more than an amount equal to the greater of (A) 12.5% of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recently completed fiscal quarter for which the Administrative Agent has received financial statements and a compliance certificate required by Sections 6.1 and 6.2(a) and (B) $150,000,000;

(ii)the aggregate total EBIT of all Subsidiaries designated as Excluded Subsidiaries for the period of four fiscal quarters ended as of the most recently ended fiscal quarter for which the Administrative Agent has received financial statements and a Compliance Certificate required by Sections 6.1 and 6.2(a) constitutes no more than an amount equal to the greater of (A) 12.5% of the EBIT of the Borrower and its Consolidated Subsidiaries for such period and (B) $25,000,000; and

(iii)no Subsidiary which is designated as an Excluded Subsidiary has guaranteed, or otherwise become subject to any other Contingent Obligation relating to, any Indebtedness of the Borrower or any Subsidiary Guarantor;

provided, if such Subsidiary is the target of an Acquisition at the time of determination, the calculations referred to in clause (i) and (ii) above shall be made on a pro forma basis as if such target had been consolidated with the Borrower for the periods applicable to such calculations.

“Excluded Taxes” shall mean, with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document any of the following Taxes imposed on or with respect to a Recipient (or a Beneficial Owner), (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which

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such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a), and (iv) any U.S. federal withholding taxes imposed by FATCA.

“Existing Credit Agreement” shall have the meaning given to such term in the recitals hereto.

“Existing Lender” shall mean each “Lender” under and as defined in the Existing Credit Agreement.

“Existing Letters of Credit” shall have the meaning given to such term in Section 3.1.

“Existing Maturity Date” shall have the meaning given to such term in Section 2.23(a).

“Extension Date” shall have the meaning given to such term in Section 2.23(a).

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

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“Fee Letters” shall mean, collectively, the Wells Fargo Fee Letter and each other letter agreement entered into between the Borrower and any Issuing Lender documenting the fronting fees to be paid to such Issuing Lender in accordance with Section 2.9(d).

“Finance Lease Obligations” shall mean obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a finance lease on a balance sheet prepared in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Financial Officer” shall mean, with respect to the Borrower, the chief financial officer, vice president - finance, principal accounting officer, treasurer, or controller of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of any fiscal quarter, the ratio of (i) the sum of EBIT and Gross Rents, each for the period of four consecutive fiscal quarters then ending, to (ii) the sum of Consolidated Net Interest Expense and Gross Rents, in each case for the period of four consecutive fiscal quarters then ending.

“Foreign Lender” shall mean, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean (i) a Subsidiary of the Borrower that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Internal Revenue Code and (ii) each Subsidiary of such “controlled foreign corporation”; provided, that any Foreign Subsidiary that (a) is directly owned by a non-Foreign Subsidiary, and (b) is a disregarded entity for U.S. federal income tax purposes shall not be deemed to be a Foreign Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to the Issuing Lender, such Defaulting Lender’s Letter of Credit Exposure with respect to Letters of Credit issued by the Issuing Lender other than such portion of such Defaulting Lender’s Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.22, and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.22.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

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“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Gross Rents” shall mean, for any period, the aggregate amount of all payments which the Borrower and its Subsidiaries are required to make during such period pursuant to the terms of any lease by the Borrower or any Subsidiary of any building (including, without limitation, any leased terminals or similar facilities of the Borrower or any Subsidiary) or revenue producing equipment, including renewals thereof.

“Hazardous Substances” shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of new materials.

“Hedge Party” shall mean any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with the Borrower or any Subsidiary, which Hedge Agreement is required or permitted under this Agreement to be entered into by the Borrower, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Hedge Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.

“Increasing Lender” shall have the meaning given to such term in Section 2.21(a).

“Incremental Commitment” shall have the meaning given to such term in Section 2.21(a).

“Incremental Commitment Effective Date” shall have the meaning given to such term in Section 2.21(d).

“Incremental Lender” shall have the meaning given to such term in Section 2.21(a).

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety

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bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Finance Lease Obligations of such Person, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) all Contingent Obligations of such Person, (x) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product (but excluding operating leases entered into in the ordinary course of business and consistent with such Person’s past practice), (xi) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xii) all indebtedness referred to in clauses (i) through (xi) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Indemnified Cost” shall have the meaning given to such term in Section 11.1.

“Indemnified Person” shall have the meaning given to such term in Section 11.1.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Loans” shall have the meaning given to such term in Section 2.21(f).

“Interest Period” shall have the meaning given to such term in Section 2.10.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Investments” shall have the meaning given to such term in Section 8.5.

“Issuing Lender” shall mean Wells Fargo, Bank of America and any other Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the

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Administrative Agent not to be unreasonably delayed or withheld), each in its capacity as issuer of the Letters of Credit, and their successors in such capacity.

“L/C Commitment” shall mean, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount equal to the amount set forth opposite the name of each such Issuing Lender on Schedule 1.1, as such amount may be changed after the date hereof in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“Lender” shall mean each financial institution signatory hereto and each other financial institution that becomes a “Lender” hereunder pursuant to Section 11.6, and their respective successors and assigns.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender and the Issuing Lenders.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent.  A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Letter of Credit Notice” shall have the meaning given to such term in Section 3.2.

“Letters of Credit” shall have the meaning given to such term in Section 3.1.

“LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

“LIBOR Market Index Loans” shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Market Index Rate.

“LIBOR Market Index Rate” shall mean, subject to the implementation of a Benchmark Replacement in accordance with Section 2.17, for any day, an interest rate per annum for one month Dollar deposits as published by the ICE Benchmark Administration Limited, a United Kingdom company (or a comparable or successor quoting service approved by the Administrative Agent), at approximately 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate

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is not so published, then the LIBOR Market Index Rate shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which Dollar deposits would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m., London time, on such date of determination for delivery on the date in question for a one month term. Notwithstanding the foregoing, (i) in no event shall the LIBOR Market Index Rate (including, without limitation, any Benchmark Replacement with respect thereto) be less than 0% and (ii) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.17, in the event that a Benchmark Replacement with respect to the LIBOR Market Index Rate is implemented then all references herein to LIBOR Market Index Rate shall be deemed references to such Benchmark Replacement.

“LIBOR Rate” shall mean, subject to the implementation of a Benchmark Replacement in accordance with Section 2.17,

(a)with respect to each LIBOR Loan comprising part of the same borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate per annum published by the ICE Benchmark Administration Limited, a United Kingdom company (or a comparable or successor quoting service approved by the Administrative Agent) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for deposits denominated in Dollars for a period equal to the applicable Interest Period or (z) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first-class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, an interest rate per annum obtained by dividing (i) (y) the rate per annum published by the ICE Benchmark Administration Limited, a United Kingdom company (or a comparable or successor quoting service approved by the Administrative Agent) at approximately 11:00 a.m. (London time) on such date of determination for an Interest Period equal to one month (commencing on the date of determination of such interest rate) or (z) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first-class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for an Interest Period equal to one month.

Notwithstanding the foregoing, (i) in no event shall the LIBOR Rate (including, without limitation, any Benchmark Replacement with respect thereto) be less than 0% and (ii) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.17, in the event that a Benchmark Replacement with respect to the LIBOR Rate is implemented then all references herein to LIBOR Rate shall be deemed references to such

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Benchmark Replacement. Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease, finance lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall mean any or all of the Revolving Loans and the Swingline Loans.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Change” shall mean a material adverse change in the financial condition, operations, prospects, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the financial condition, operations, prospects, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Contract” shall have the meaning given to such term in Section 5.18.

“Maturity Date” shall mean November 21, 2024, as the same may be extended from time to time in accordance with Section 2.23, or, if such day is not a Business Day, for the next preceding Business Day.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Non-Consenting Lender” shall mean a Lender that does not (i) approve within a reasonable period of time, as determined by the Administrative Agent (provided such period of time shall not be less than five (5) Business Days), any consent, waiver or amendment to any Credit Document that requires the approval of all Lenders (or all Lenders directly affected thereby) under Section 11.5 and has been approved by the Required Lenders or (ii) advise the Borrower of its decision to approve or disapprove, within the period of time the Borrower and the Administrative Agent specified in the applicable request for a consent, waiver or amendment (provided such period of time shall not be less than five (5) Business Days), any consent, waiver or amendment to any Credit Document.

“Non-Extending Lender” shall have the meaning given to such term in Section 2.23(b).

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“Note Purchase Agreements” shall mean the Note Purchase Agreement dated on or about January 3, 2011 between the Borrower and the purchasers named therein pursuant to which the Borrower issued up to $45,000,000 in 4.79% Senior Notes, Tranche B, having a maturity date in January 2021, and any agreement evidencing the refinancing of such notes permitted herein.

“Notes” shall mean any or all of the Revolving Notes and the Swingline Note.

“Notice Date” shall have the meaning given to such term in Section 2.23(b).

“Notice of Borrowing” shall have the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11(b).

“Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.2(d).

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, all Reimbursement Obligations, all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender, the Issuing Lenders, the Swingline Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents and all payment and other obligations owing or payable at any time by the Borrower to any Hedge Party under or in connection with any Hedge Agreement required or permitted by this Agreement, and all payment and other obligations owing or payable at any time by the Borrower to any Cash Management Bank under or in connection with any Cash Management Agreement, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp or documentary Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Participant” shall have the meaning given to such term in Section 11.6(e).

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“Participant Register” shall have the meaning given to such term in Section 11.6(f).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Acquisition” shall mean (a) any Acquisition with respect to which all of the following conditions are satisfied:  (i) each business acquired shall be within the permitted lines of business described in Section 8.8, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower, (iii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be the Borrower or a Wholly Owned Subsidiary, and (iv) all of the conditions and requirements of Sections 6.8 and 6.9 applicable to such Acquisition are satisfied; or (b) any other Acquisition to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Lenders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 6.8, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Lenders (or the Administrative Agent on their behalf).

“Permitted Liens” shall have the meaning given to such term in Section 8.3.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

“Platform” shall have the meaning given to such term in Section 11.4(b).

“Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

“Projections” shall have the meaning given to such term in Section 5.11(b).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning given to such term in Section 11.17(b).

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“Recipient” shall mean (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Lender, as applicable, in its capacity as a Person receiving a payment under any Credit Document.

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.2(e).

“Register” shall have the meaning given to such term in Section 11.6(d).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remaining Average Life” with respect to any Indebtedness, shall mean the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) the principal amount of such Indebtedness into (ii) the sum of the products obtained by multiplying (a) the amount of each remaining scheduled principal payments of such Indebtedness by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the date of determination of such Indebtedness’ remaining average life and the scheduled due dates of such Indebtedness’ principal payments.

“Reimbursement Obligation” shall have the meaning given to such term in Section 3.4.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” shall mean (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” shall mean, at any time, the Lenders having Credit Exposure and Unutilized Commitments (or, after the termination of the Commitments, Credit Exposure) representing more than fifty percent (50%) of the Aggregate Credit Exposure and Unutilized Commitments of all Lenders (or, after the termination of the Commitments, the aggregate at such time of the aggregate Credit Exposure of all Lenders), provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall be excluded for purposes of determining the Lenders’ Credit Exposure at such time under this definition and (b) the Commitment and the Credit Exposure of, and the portion of the Aggregate Credit Exposure held

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or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” shall mean, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

“Restatement Effective Date” shall mean the date upon which this Agreement becomes effective pursuant to Section 4.1.

“Restricted Payments” shall have the meaning given to such term in Section 8.6.

“Revolving Commitment Increase” shall have the meaning given to such term in Section 2.21(a).

“Revolving Loans” shall have the meaning given to such term in Section 2.1(a).

“Revolving Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Sanctioned Country” shall mean at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, as of the Restatement Effective Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), or (d) any Person otherwise a target of Sanctions.

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“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsequent Borrowings” shall have the meaning given to such term in Section 2.21(f).

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency).  When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that is a guarantor under the Subsidiary Guaranty.

“Subsidiary Guaranty” shall mean a guaranty agreement made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit E, as amended, modified or supplemented from time to time.

“Sweep Program” shall mean the Wells Fargo Sweep Plus Loan Program, as such program is in effect from time to time between the Borrower and Wells Fargo.

“Swingline Commitment” shall mean, at any time, 10% of the aggregate Commitments at such time.

“Swingline Exposure” shall mean, with respect to any Lender at any time, its maximum aggregate liability to make Refunded Swingline Loans pursuant to Section 2.2(e) to refund, or to purchase participations pursuant to Section 2.2(f) in, Swingline Loans that are outstanding at such time.

“Swingline Lender” shall mean Wells Fargo in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” shall have the meaning given to such term in Section 2.1(b).

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“Swingline Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.

“Swingline Note” shall mean the promissory note of the Borrower in substantially the form of Exhibit A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning given to such term in Section 2.21(a).

“Term Loan Commitment” shall have the meaning given to such term in Section 2.21(a).

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or Section 9.2.

“Type” shall have the meaning given to such term in Section 2.2(a).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Internal Revenue Code for the applicable plan year.

“Unutilized Commitment” shall mean, with respect to any Lender at any time, such Lender’s Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time and (ii) such Lender’s Letter of Credit Exposure at such time.

“Unutilized Swingline Commitment” shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Wells Fargo Fee Letter” shall mean the letter from Wells Fargo and Wells Fargo Securities to the Borrower, dated October 29, 2019, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Wells Fargo Securities” shall mean Wells Fargo Securities, LLC.

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“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding in the case of Foreign Subsidiaries and other Persons organized outside the United States of America only, any directors’ qualifying shares and shares or other equity interests held by foreign nationals) is owned, directly or indirectly, by such Person.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms.  Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP, as in effect from time to time; provided that, in the event that any changes in GAAP after the date of this Agreement are required to be applied to the Borrower and would affect the computation of the financial covenants contained in ARTICLE VII and otherwise, including Section 6.8, such changes shall be followed in this Agreement only from and after the date this Agreement shall have been amended to take into account any such changes.  The foregoing shall not be construed to prohibit the Borrower from changing its financial statements so that such financial statements comply with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, any election or requirement to measure any financial liability using fair value shall be disregarded.  For purposes of this Agreement, lease obligations (whether in effect as of the Effective Date or thereafter incurred) that are classified and accounted for as operating leases under GAAP will be excluded from the definition of Finance Lease Obligations, Debt and Indebtedness hereunder.

1.3Other Terms; Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and

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effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1Commitments.

(a)Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Restatement Effective Date to but not including the Termination Date, in Dollars in an aggregate principal amount at any time outstanding not greater than its Commitment, provided that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (i) the Credit Exposure of any Lender would exceed such Lender’s Commitment or (ii) the Aggregate Credit Exposure would exceed the aggregate Commitments at such time.  Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement and the Sweep Program (as long as it remains in effect), to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Restatement Effective Date to but not including the Swingline Maturity Date (or, if earlier, the Termination Date), in Dollars in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment; provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, the Aggregate Credit Exposure would exceed the aggregate Commitments at such time, and provided further that the Swingline Lender shall not make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iii)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that the Swingline Loan and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.  Subject to and on the terms and conditions of this Agreement and the Sweep Program (as long as it remains in effect), the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant

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to Section 2.2(e)) and reborrow Swingline Loans. By their execution of this Agreement, the Borrower, Wells Fargo, and the Lenders hereby agree that effective as of the Restatement Effective Date (i) the aggregate outstanding principal balance of loans (not exceeding the Swingline Commitment) made under the Sweep Program, if any, shall be Swingline Loans under this Agreement and the Sweep Program and subject to the terms hereof and thereof, (ii) Wells Fargo shall be the Swingline Lender hereunder with respect to such Swingline Loans, and (iii) the applicable provisions of the Existing Credit Agreement with respect to such Swingline Loans are replaced by this Agreement.

2.2Borrowings.

(a)The Revolving Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) no Borrowing of LIBOR Loans may be made at any time prior to the third (3rd) Business Day after the Restatement Effective Date.  The Swingline Loans shall be either (i) made pursuant to the Sweep Program (to the extent the Sweep Program is in effect), or (ii) at the election of the Borrower and subject to the terms and conditions of this Agreement, either LIBOR Market Index Loans or Base Rate Loans.

(b)In order to make a Borrowing (other than (w) Borrowings of Swingline Loans which shall be made pursuant to Section 2.2(d), (x) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(e), (y) Borrowings for the purpose of paying unpaid Reimbursement Obligations, which shall be made pursuant to Section 3.5, and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and not later than 11:00 a.m. on the requested Borrowing Date for each Borrowing to be comprised of Base Rate Loans; provided, however, that requests for the Borrowing of any Revolving Loans to be made on the Restatement Effective Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove.  Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of such Borrowing (the “Borrowing Date”), which shall be a Business Day.  Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing.  Notwithstanding anything to the contrary contained herein:

(i)the aggregate principal amount of each Borrowing (other than Borrowings of Swingline Loans which shall be made pursuant to Section 2.2(d)) shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments);

(ii)if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing (other than Borrowings that are Swingline Loans), the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

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(iii)if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c)Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Administrative Agent at its office referred to in Section 11.4 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Loan to be made by such Lender.  To the extent (i) the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, and (ii) the conditions precedent in Section 4.2 are satisfied, the Administrative Agent will make the aggregate of such amounts available to the Borrower not later than 3:00 p.m. on the requested Borrowing Date, in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(d)Borrowings for Swingline Loans will be made (i) pursuant to the Sweep Program (if the Sweep Program is in effect) or (ii) at the request of the Borrower, upon written notice to the Administrative Agent and the Swingline Lender not later than 11:00 a.m., Charlotte time, on the requested Borrowing Date.  Each such notice (each, a “Notice of Swingline Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $500,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)), (ii) the requested Borrowing Date, which shall be a Business Day and (iii) whether such Swingline Loan will be a LIBOR Market Index Loan or a Base Rate Loan.  Not later than 2:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at its office referred to in Section 11.4 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan.  To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove (if the Administrative Agent is different from the Swingline Lender), the Administrative Agent will make such amount available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(e)With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (regardless of whether an Event of Default has occurred and is continuing or whether the Sweep Program is in effect) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is different from the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte time, on the requested Borrowing Date, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid.  Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at its office referred to in Section 11.4 (or at such other location as the

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Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender.  To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans.  Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans.  If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.15(b).

(f)If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to Section 2.2(e) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Commitment bears to the aggregate Commitments at such time) of the unpaid amount thereof together with accrued interest thereon.  Upon one (1) Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at its office referred to in Section 11.4 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to its respective participation.  To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent.  In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans.  Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(g)Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.2(e) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(f)

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shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement or the Sweep Program by any party hereto, (v) whether the Sweep Program is in effect or (vi) the failure of the conditions set forth in Section 4.2 or elsewhere herein to be satisfied.

2.3Disbursements; Funding Reliance; Domicile of Loans.

(a)The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers or pursuant to the terms of the Sweep Program, as applicable, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter or pursuant to the Sweep Program.  The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b)Unless the Administrative Agent has received, prior to 1:00 p.m., Charlotte time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion, if any, of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of Section 2.2, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date.  If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent, at (i) in the case of payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of payment to be made by the Borrower, at the rate of interest applicable at such time to the Type of Loans comprising such Borrowing, as determined under the provisions of Section 2.8.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the

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Loan to be made by such other Lender as part of any Borrowing.  Any such repayment by the Borrower shall not prejudice its rights with respect to a Lender who has not made its portion of a Borrowing available to the Administrative Agent.

(c)The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.1(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make any such payment required hereunder.

(d)Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4Evidence of Debt; Notes.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)The Administrative Agent shall maintain the Register pursuant to Section 11.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c)The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans actually made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i)  in the case of Revolving Loans, by a Revolving Note, and (ii) in the case of the Swingline Loans, by a Swingline Note, in each case executed by the Borrower and payable to the order of such Lender.

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Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5Termination and Reduction of Commitments and Swingline Commitment.

(a)Unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2, (i) the Commitments shall be automatically and permanently terminated on the Termination Date and (ii) the Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date.

(b)At any time and from time to time after the date hereof, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (and, in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $5,000,000 in excess thereof ($1,000,000 or if greater, an integral multiple of $100,000 in the case of the Unutilized Swingline Commitment).  The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

(c)Each reduction of the Commitments pursuant to this Section 2.5 shall be applied ratably among the Lenders according to their respective Commitments.  Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.5 that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Swingline Commitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the aggregate Commitments (as so reduced), without any further action on the part of the Borrower or the Swingline Lender.

2.6Mandatory Payments and Prepayments.

(a)Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Maturity Date and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.

(b)In the event that, at any time, the Aggregate Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), (i) the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans, (ii) to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the Borrower will immediately prepay the outstanding principal amount of the Revolving Loans in the amount of such excess, and (iii) to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans and outstanding Revolving Loans, the Borrower will pay into the Cash Collateral Account as cover for Letter of Credit Exposure, as more particularly described in Section 3.8, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount.

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(c)Each payment or prepayment pursuant to the provisions of this Section 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

(d)Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section 2.6 on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.19 to be paid as a consequence thereof.

2.7Voluntary Prepayments.

(a)At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (C) below), (i) pursuant to the Sweep Program with respect to Swingline Loans made under the Sweep Program, or (ii) otherwise upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans (other than LIBOR Market Index Loans and Swingline Loans), provided that (A) each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof ($500,000 and $100,000, respectively, in the case of Swingline Loans), (B) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, and (C) unless made together with all amounts required under Section 2.19 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto.  Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein.  Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement.

(b)Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each, provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, first be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero.

2.8Interest.

(a)Subject to the provisions of this Sections 2.8 and 2.17, (i) Revolving Loans shall bear interest at (A)  the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan and (B) the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan, and (ii) any Swingline Loan shall bear interest at (A) with respect to Swingline Loans made pursuant to the Sweep Program, the rate

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equal to the sum of the rate provided for in the Sweep Program for Swingline Loans, and (B) otherwise, at (x) the Adjusted Base Rate, as in effect from time to time during such periods as such Swingline Loan is a Base Rate Loan, and (y) the Adjusted LIBOR Market Index Rate, as in effect from time to time during such periods as such Swingline Loan is a LIBOR Market Index Loan.

(b)Upon the occurrence and during the continuance of any Event of Default under Section 9.1(a), 9.1(f) or 9.1(g), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the rate provided for in the Sweep Program, the Adjusted Base Rate, the Adjusted LIBOR Rate or the Adjusted LIBOR Market Index Rate) plus 2% (or, in the case of fees and other amounts, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be due and payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)Subject to Section 2.8(b), accrued (and theretofore unpaid) interest shall be due and payable as follows:

(i)in respect of each Base Rate Loan and each LIBOR Market Index Loan (including any Base Rate Loan and any LIBOR Market Index Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans and all LIBOR Market Index Loans shall be payable together with such repayment or prepayment of outstanding principal on the date thereof;

(ii)in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in Section 2.10) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof;

(iii)in respect of each Swingline Loan made under the Sweep Program, pursuant to the terms of the Sweep Program as long as it remains in effect but otherwise in accordance with clause (i) of this Section 2.8; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued

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interest in respect of all Swingline Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iv)in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law.  If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.  In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e)The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Adjusted Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender.  Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

(f)In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.11, 6.1 or 6.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin Percentage for any Lender for any period (an “Applicable Period”) than the Applicable Margin Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) determine the Applicable Margin Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest and commitment fees owing as a result of such increased Applicable Margin Percentage for such Lender for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12(e).  This Section 2.8(f) is in addition to the rights of the Administrative Agent and Lenders with respect to Sections 2.8(b) and 9.1 and other respective rights under this Agreement.

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2.9Fees.

(a)The Borrower shall pay to the Arrangers, for their own respective accounts, on the Restatement Effective Date, the fees required under the Commitment Letter and the Wells Fargo Fee Letter to be paid on the Restatement Effective Date in the amounts due and payable as required by the terms thereof.

(b)The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the Restatement Effective Date to the Termination Date, at a per annum rate equal to the Applicable Margin Percentage in effect for such fee from time to time during such quarter, on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the daily aggregate Unutilized Commitments, due and payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date, and (ii) on the Termination Date; provided, however, that no commitment fee shall accrue on the Unutilized Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender.

(c)The Borrower shall pay to the Administrative Agent, for the account of each Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin Percentage in effect from time to time during such quarter for Loans that are maintained as LIBOR Loans, on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the daily aggregate Stated Amount of such Letters of Credit, due and payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date, and (ii) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit; provided, however, that any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lenders pursuant to Section 3.1(a) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective pro rata percentages allocable to such Letter of Credit pursuant to Section 2.22(a)(iii), with the balance of such fee, if any, payable to each Issuing Lender for its own account.

(d)The Borrower shall pay to each Issuing Lender, for its own account, a fronting fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, on the terms and in such amount as agreed upon between such Issuing Lender and the Borrower in the applicable Fee Letter. For the avoidance of doubt, such fronting fee shall be applicable to and paid upon each of the Existing Letters of Credit.

(e)The Borrower shall pay to each Issuing Lender, for its own account, such commissions, issuance fees, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by each Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by each Issuing Lender, but without

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duplication of amounts payable under Section 2.9(d). Such customary commissions, issuance fees, transfer fees and other fees and charges shall be due and payable on demand.

(f)The Borrower shall pay to the Administrative Agent, for its own account, the annual administrative fee described in the Wells Fargo Fee Letter, on the terms, in the amount and at the times set forth therein.

2.10Interest Periods.  Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:

(i)all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)LIBOR Loans may not be outstanding under more than six (6) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the immediately preceding Business Day;

(v)the Borrower may not select any Interest Period that begins prior to the third (3rd) Business Day after the Restatement Effective Date or that expires after the Maturity Date;

(vi)if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(vii)the Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

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2.11Conversions and Continuations.

(a)With respect to Revolving Loans, the Borrower shall have the right, on any Business Day occurring on or after the Restatement Effective Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, (x) except as otherwise provided in Section 2.16(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.19 to be paid as a consequence thereof), (y) no such conversion or continuation shall be permitted with regard to any Swingline Loans, and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b)The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans.  Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued.  Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation.  In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof).  In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

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2.12Method of Payments; Computations; Apportionment of Payments.

(a)All payments by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders), at its office referred to in Section 11.4, prior to 12:00 noon, Charlotte time, on the date payment is due.  Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day.  Except as otherwise provided in the Sweep Program with respect to Swingline Loans made under the Sweep Program, each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of any fees, commission or other amounts payable to the Issuing Lender shall be made in like manner, but for the account of such Issuing Lender (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lenders).  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender or Issuing Lender under Sections 2.16, 2.18, 2.19 or 11.1 shall be paid to the Administrative Agent for the account of the applicable Lender or Issuing Lender, as the case may be. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in Section 2.10 are applicable, such due date shall be the immediately preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)The Administrative Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of any such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein).  Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent, the Issuing Lenders or the Swingline Lender, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent, the Issuing Lenders or the Swingline Lender, as the case may be, until all such unsatisfied obligations are fully paid.  If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.  The Administrative Agent will distribute to the Issuing Lenders like amounts relating to payments made to the Administrative Agent for the account of each Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

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(c)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans bearing interest based on subsection (i) of the definition of “Base Rate”, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e)Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 9.2 shall be applied by the Administrative Agent as follows:

(i)first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g)) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii)second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii)third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a an Event of Default pursuant to Section 9.1(f) or Section 9.1(g)) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv)fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g) irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

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(v)fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to cash collateralize Letter of Credit Exposure), and including any payment obligations then owing under (A) any Hedge Agreement between the Borrower or any of its Subsidiaries and any Hedge Party (to the extent such Hedge Agreement is required or permitted hereunder), including any breakage, termination or other payments due under such Hedge Agreement and any interest accrued thereon and (B) any Cash Management Agreement between the Borrower or any of its Subsidiaries and any Cash Management Bank;

(vi)sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(vii)seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders or Hedge Parties in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize Letter of Credit Exposure pursuant to Section 3.8.

2.13Recovery of Payments.

(a)The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or any Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent such payment is invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount.  If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successor in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

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2.14Use of Proceeds.  The proceeds of the Loans shall be used (i) to refinance any Indebtedness outstanding under the Existing Credit Agreement in full (other than the Existing Letters of Credit), (ii) to pay or reimburse reasonable transaction fees and expenses in connection with the closing of the transactions contemplated hereby and (iii) for working capital, the issuance of Letters of Credit, and general corporate purposes and in accordance with the terms and provisions of this Agreement.  No proceeds of the Loans or any Letter of Credit shall be used in violation of Section 6.11.

2.15Pro Rata Treatment.

(a)Subject to Section 2.22, except in the case of Swingline Loans, all fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments (in the case of the funding of Loans pursuant to Section 2.2) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.11, and additionally in all cases in the event the Commitments for Loans of have expired or have been terminated), as the case may be from time to time.  All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.15(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations or Swingline Loans to any Assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.15(b) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under the Bankruptcy Code or similar debtor relief laws, any Lender receives a secured claim in lieu of a setoff to which this Section 2.15(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15(b) to share in the benefits of any recovery on such secured claim.

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2.16Increased Costs; Change in Circumstances; Illegality.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii)subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan or LIBOR Market Index Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.18 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Lender); or

(iii)impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement, LIBOR Loans or LIBOR Market Index Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Lender of making, converting to, continuing or maintaining any LIBOR Loans or LIBOR Market Index Loans (or of maintaining its obligation to make any such Loans), or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or Issuing Lender, the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may

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be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in Section 2.16(a) or Section 2.16(b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 2.16 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to the foregoing provisions of this Section 2.16 for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Subject to Section 2.17, if, (i) on or prior to the first day of any Interest Period, the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, (ii) at any time, the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the LIBOR Market Index Rate, (iii) on or prior to the first day of any Interest Period, the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, or (iv) at any time, the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Market Index Rate” will not adequately and fairly reflect the cost to such Lenders of making LIBOR Market Index Loans, the Administrative Agent will forthwith so notify the Borrower and the Lenders.  Upon such notice, (A) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods for LIBOR Loans, if applicable (unless then repaid in full), be converted into Base Rate Loans, (B) all then outstanding LIBOR Market Index Loans, shall automatically, on the day of such notice, be converted into Base Rate Loans, (C) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which an Interest Period applies), and (iii) any Notice of Borrowing, Notice of Swingline Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans or LIBOR Market Index Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the

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Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

(f)Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any Change in Law has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans or LIBOR Market Index Loans, as the case may be, such Lender will forthwith so notify the Administrative Agent and the Borrower.  Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall automatically, on the expiration date of the respective Interest Period applicable to any LIBOR Loans (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans or LIBOR Market Index Loans, as the case may be, shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

2.17Effect of a Benchmark Transition Event.

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate and/or the LIBOR Market Index Rate with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment.  No replacement of the LIBOR Rate or the LIBOR Market Index Rate with a Benchmark Replacement pursuant to this Section 2.17 will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

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(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

(d)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan denominated in Dollars or for a conversion to or continuation of LIBOR Loan denominated in Dollars to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period, the component of the Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.  During any Benchmark Unavailability Period, all then-outstanding LIBOR Market Index Loans, shall automatically, on the day of such notice, be converted into Base Rate Loans and any Swingline Loans shall be made as Base Rate Loans.

2.18Taxes.

(a)For purposes of this Section 2.18, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payments of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(d)Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and

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submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form

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W‑8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Credit Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.19Compensation.  The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.20(a) or any acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder.  Calculation of all amounts payable to a Lender under this Section 2.19 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.19. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.19 by any Lender as to any additional amounts payable pursuant to this Section 2.19 shall be submitted by such Lender to the

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Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section 2.19 of any such losses, expenses or liabilities shall be conclusive, absent manifest error.

2.20Replacement of Lenders; Mitigation of Costs.

(a)The Borrower may, at any time at its sole expense and effort, require any Lender (w) that has requested compensation from the Borrower under Sections 2.16(a) or 2.16(b) or payments from the Borrower under Section 2.18, (x) the obligation of which to make or maintain LIBOR Loans or LIBOR Market Index Loans has been suspended under Section 2.16(f) or (y) that is a Defaulting Lender or (z) that is a Non-Consenting Lender, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6(b)(iv);

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any funded participations in Letters of Credit not refinanced through the Borrowing of Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.19 from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a request for compensation under Sections 2.16(a) or 2.16(b) or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v)such assignment does not conflict with applicable Requirements of Law.

If a Lender is subject to this Section 2.20(a) solely because of the circumstances described in (A) clauses (w) and (x) hereof, such Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or (B) clause (y) hereof, notwithstanding Section 2.5(c), the Borrower may reduce the aggregate outstanding Commitments on a non-ratable basis (applied solely to the Commitment of the Defaulting Lender) by an amount equal to such Defaulting Lender’s Commitment in order to remove such Defaulting Lender as a Lender under this Agreement provided that, at such time, no Loans are then outstanding.  Any such assignment, delegation or reduction elected by Borrower

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pursuant to this Section 2.20 shall be without prejudice to any right or remedy available to Borrower hereunder or under applicable law.

(b)If any Lender requests compensation under Sections 2.16(a) or 2.16(b), or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender gives a notice pursuant to Section 2.16(f), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16(a), 2.16(b) or 2.18, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.16(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.21Incremental Commitments.

(a)The Borrower shall have the right, at any time and from time to time after the Restatement Effective Date by written notice to and in consultation with the Administrative Agent, to request (i) an increase in the aggregate Commitments (each such requested increase, a “Revolving Commitment Increase”), and/or (ii) one or more term loan commitments (each such requested term loan commitment, a “Term Loan Commitment” and, together with any Revolving Commitment Increase, the “Incremental Commitments”) to make one or more term loans (each a “Term Loan”) by having one or more existing Lenders increase their respective Commitments then in effect and/or provide a Term Loan Commitment (each, an “Increasing Lender”), by adding as a Lender with a new Commitment and/or Term Loan Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender” and, together with each Increasing Lender, the “Incremental Lenders”), or a combination thereof; provided that (A) any such request for an Incremental Commitment shall be in a minimum amount of $25,000,000, (B) immediately after giving effect to any Incremental Commitment, (y) the aggregate Commitments plus Incremental Commitments shall not exceed $400,000,000 and (z) the aggregate of all Incremental Commitments effected shall not exceed $150,000,000, (C) no Default or Event of Default shall have occurred and be continuing on the applicable Incremental Commitment Effective Date (as hereinafter defined) or shall result from any Incremental Commitment, (D) immediately after giving effect to any Incremental Commitment (including any Borrowings in connection therewith and the application of the proceeds thereof) the Borrower shall be in compliance with the financial covenants contained in ARTICLE VII, and (E) the Borrower shall give the existing Lenders the right of first refusal for participating in any such Incremental Commitment by providing such notice to the Administrative Agent ten (10) Business Days before making a request to any Person that is not already a Lender.  An existing Lender shall have priority over Additional Lenders to participate in such requested Incremental Commitment if it provides written notice of its election to participate within ten (10) Business Days of the Administrative Agent’s receipt of such notice.  Such notice from the Borrower shall specify the requested amount of the Incremental Commitment.  No Lender shall have any obligation to become an Increasing Lender.  Any fees paid by the Borrower for an Incremental Commitment to an Incremental Lender, the Administrative Agent or Wells Fargo, as Arranger,

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shall be for their own account and shall be in an amount, if any, mutually agreed upon by each such party and the Borrower, in each party’s sole discretion.  Nothing contained in this Section 2.21 shall be construed to obligate the Borrower to pay any fee for an Incremental Commitment to an Incremental Lender, the Administrative Agent or either Arranger.

(b)Revolving Commitment Increases, if any, shall have the same terms (other than upfront fees) as the existing Commitments and be effected as set forth in Section 2.21(f).  Term Loan Commitments, if any, shall have terms and conditions acceptable to the Administrative Agent, the Incremental Lenders making such Term Loan Commitments and the Borrower (such terms and conditions to be set forth in an amendment to this Agreement effective as of the Incremental Commitment Effective Date), provided that the Term Loans made pursuant to such Term Loan Commitments (i) shall not mature earlier than the Maturity Date, and (ii) will constitute Obligations of the Borrower on a pari passu basis with any Revolving Loans

(c)Each Additional Lender must be approved in writing by the Administrative Agent and the Issuing Lenders.  The Borrower and each Additional Lender shall execute a joinder agreement, and the Borrower and each Lender shall execute all such other documentation as the Administrative Agent and the Borrower may reasonably require including without limitation the documentation for the amendment referred to in Section 2.21(e)(i)(A), all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to evidence the Commitment adjustments referred to in Section 2.21(f).

(d)If Incremental Commitments are provided in accordance with this Section 2.21, the Borrower (in consultation with the Administrative Agent) and each Incremental Lender shall agree upon the effective date (the “Incremental Commitment Effective Date,” which shall be a Business Day not less than thirty (30) days prior to the Termination Date).  The Administrative Agent shall promptly notify the Lenders of such increase and the Incremental Commitment Effective Date.  For clarity, no Lender other than an Incremental Lender must execute any joinder or amendment in connection with an Incremental Commitment.

(e)Notwithstanding anything set forth in this Section 2.21 to the contrary, the Borrower shall not incur any Revolving Loans or Term Loans pursuant to any Incremental Commitment (and no Incremental Commitment shall be effective) unless the conditions set forth in Section 2.21(a) as well as the following conditions precedent are satisfied on the applicable Incremental Commitment Effective Date:

(i)The Administrative Agent shall have received the following, each dated the Incremental Commitment Effective Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A)an amendment to this Agreement signed by the Incremental Lenders setting forth the terms and conditions of the Term Loan Commitments, if any, and the reallocation of Commitments and the allocation of Term Loan Commitments, as applicable, referred to in Section 2.21(f), together with all other documentation required by the Administrative Agent pursuant to Section 2.21(c);

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(B)an instrument, duly executed by the Borrower and each other Subsidiary Guarantor, if any, acknowledging and reaffirming its obligations under the Subsidiary Guaranty, and the other Credit Documents to which it is a party;

(C)a certificate of the secretary or an assistant secretary of the Borrower and each Subsidiary Guarantor, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such party approving or consenting to such Incremental Commitment;

(D)a certificate of a Financial Officer of the Borrower, certifying that (x) all representations and warranties of the Borrower and the Subsidiary Guarantors contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Incremental Commitment Effective Date (except to the extent such representation and warranty is qualified by materiality or reference to Material Adverse Effect or Material Adverse Change, in which case, such representation and warranty shall be true and correct in all respects or except to the extent that such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date), (y) immediately after giving effect to such Incremental Commitment (including any Borrowings in connection therewith and the application of the proceeds thereof), the Borrower is in compliance with the financial covenants contained in ARTICLE VII, and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Incremental Commitment (including any Borrowings in connection therewith and the application of the proceeds thereof); and

(E)an opinion or opinions of counsel for the Borrower and the Subsidiary Guarantors, addressed to the Administrative Agent and the Lenders, together with such other documents, instruments and certificates as the Administrative Agent shall have reasonably requested.

(f)For Revolving Commitment Increases, on the Incremental Commitment Effective Date, (i) the aggregate principal outstanding amount of the Revolving Loans (the “Initial Loans”) immediately prior to giving effect to the Incremental Commitment shall be deemed to be repaid, (ii) immediately after the effectiveness of the Incremental Commitment, the Borrower shall be deemed to have made new Borrowings of Revolving Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Borrowing delivered to the Administrative Agent in accordance with Section 2.2(b), (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated after giving effect to the Incremental Commitment) of the Subsequent Borrowings and (z) such Lender’s pro rata percentage (calculated without giving effect to the Incremental Commitment) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated without giving effect to the Incremental Commitment) of the Initial Loans and (z) such Lender’s pro rata percentage

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(calculated after giving effect to the Incremental Commitment) of the amount of the Subsequent Borrowings, (v) the Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Commitments (calculated after giving effect to the Incremental Commitment), (vi) the Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Lenders entitled thereto, and (vii) Schedule 1.1 shall be amended to reflect the Commitments of all Lenders after giving effect to the Incremental Commitment.  The deemed payments made pursuant to clause (i) above in respect of each LIBOR Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.19 if the Incremental Commitment Effective Date occurs other than on the last day of the Interest Period relating thereto.

2.22Defaulting Lenders.

(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.5.

(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE X or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or the Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or any Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were

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made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or obligations in respect of  Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)All or any part of such Defaulting Lender’s Letters of Credit Exposure and its Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)If the reallocation described in Section 2.22(a)(iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two (2) Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure and its Swingline Exposure (after giving effect to any partial reallocation pursuant to Section 2.22(a)(iii)) in accordance with the procedures set forth in Section 2.21(c) for so long as such Swingline Loans are outstanding.  The Borrower shall be permitted to Cash Collateralize such Letter of Credit Exposure and Swingline Exposure using Loans to the extent available to Borrower in accordance with this Agreement, including the satisfaction of the conditions to Borrowing in Section 4.2.

(b)If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Commitments (without giving effect to Section 2.22(a)(iii)); whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a

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waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)At any time that there shall exist a Defaulting Lender, within two (2) Business Days upon the request of the Administrative Agent, any Issuing Lender or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by the Defaulting Lender).

(i)All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts with the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.22 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific Letter of Credit Exposure or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iii)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Section 2.15), and (y) the Person providing Cash Collateral and each applicable Issuing Lender or Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

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2.23Extension of Maturity Date.

(a)The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) given in writing not later than thirty (30) days prior to any anniversary of the Restatement Effective Date (each such anniversary date, the relevant “Extension Date”), on no more than two (2) occasions during the term of this Agreement, request that each Lender extend such Lender’s Maturity Date for a period of one (1) year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”); provided that the Maturity Date, after giving effect to any such extension, shall not be later than five (5) years after the effective date of such extension.

(b)Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given in writing not later than fifteen (15) days prior to the Extension Date (the date that is fifteen (15) days prior to the Extension Date being the “Notice Date”), advise the Administrative Agent if such Lender accepts the extension request from the Borrower (and each Lender that determines not to so extend its Maturity Date (each, a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination and in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.23 no later than the date that is ten (10) days prior to the Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)The Borrower shall have the right on or before the Extension Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent, the Swingline Lender and the Issuing Lenders (which approvals shall not be unreasonably withheld, conditioned or delayed), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Maturity Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Maturity Date of each extending Lender and of each Additional Commitment Lender shall be extended to the date falling one (1) year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and the other Credit Documents.

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(f)Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section 2.23 shall not be effective with respect to any Lender unless:

(i)no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii)on or before the Maturity Date of each Non-Extending Lender, (1) the Borrower shall have paid in full the principal of and interest on all of the Loans made by such Non-Extending Lender to the Borrower hereunder and (2) the Borrower shall have paid in full all other amounts owing to such Lender hereunder.

ARTICLE III

LETTERS OF CREDIT

3.1Issuance; Existing Letters of Credit.  Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, each Issuing Lender agrees to, at any time and from time to time on and after the Restatement Effective Date and prior to the earlier of (i) the fifth Business Day prior to the Maturity Date and (ii) the Termination Date, and upon request by the Borrower in accordance with the provisions of Section 3.2, issue for the account of the Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the applicable Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”).  By their execution of this Agreement, the Borrower, Wells Fargo, and the Lenders hereby agree that effective as of the Restatement Effective Date (i) the letters of credit listed on Schedule 3.1 (the “Existing Letters of Credit”) shall be Letters of Credit under this Agreement and subject to the terms hereof, (ii) Wells Fargo shall be the Issuing Lender hereunder with respect to the Existing Letters of Credit, and (iii) the applicable provisions of the Existing Credit Agreement with respect to the Existing Letters of Credit are replaced by this Agreement. The Stated Amount of each Letter of Credit shall not be less than $100,000 unless such amount is acceptable to the applicable Issuing Lender.  Notwithstanding the foregoing:

(a)No Issuing Lender shall issue any Letter of Credit if (i) its Stated Amount, upon issuance, (x) when added to the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender at such time, would exceed such Issuing Lender’s L/C Commitment, (y) when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would exceed $100,000,000, or (z) when added to Aggregate Credit Exposure at such time, would exceed the aggregate Commitments at such time or (ii) any Lender is at that time a Defaulting Lender, unless the applicable Issuing Lender has entered into an arrangement, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the

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Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which the applicable Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(b)No Letter of Credit shall be issued that by its terms expires later than the fifth Business Day prior to the Maturity Date or, in any event, more than one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the applicable Issuing Lender, for renewal for successive periods of one year or less (but not beyond the fifth Business Day prior to the Maturity Date), unless and until the applicable Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit and provided further that any Letter of Credit issued, extended or renewed no later than thirty (30) days prior to the Maturity Date may have an expiration date after the Maturity Date so long as on or before the Maturity Date, the Borrower shall have deposited with the Administrative Agent Cash Collateral in an amount in immediately available funds (which funds shall be held as collateral pursuant to a Cash Collateral Account) equal to the aggregate amount available for drawing under such Letter of Credit;

(c)Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, or otherwise will benefit, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit (and the Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries); and

(d)No Issuing Lender shall be under any obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction not in effect on the Restatement Effective Date or any reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Restatement Effective Date and that such Issuing Lender in good faith deems material to it, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Restatement Effective Date and that such Issuing Lender in good faith deems material to it, or (ii) such Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Sections 4.1 (if applicable) or 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of Section 3.1(a).

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3.2Notices.  Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the applicable Issuing Lender written notice with a copy to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days (or such shorter period as is acceptable to such Issuing Lender in any given case) prior to the requested date of issuance thereof.  Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit.  The Borrower will also complete any application procedures and documents required by such Issuing Lender in connection with the issuance of any Letter of Credit.  Upon its issuance of any Letter of Credit, such Issuing Lender will promptly notify the Administrative Agent of such issuance, and the Administrative Agent will give prompt notice thereof to each Lender.  The renewal or extension of any outstanding Letter of Credit shall, for purposes of this ARTICLE III, be treated in all respects as the issuance of a new Letter of Credit.

3.3Participations.  Immediately upon the issuance of any Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, pro rata (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment, as adjusted by Section 2.22(a)(iii)), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in Section 2.9(d) shall be payable directly to such Issuing Lender as provided therein, and the Lenders shall have no right to receive any portion thereof.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the revelant Issuing Lender, such Lender’s pro rata share of each Reimbursement Obligation not reimbursed by the Borrower on the date due as provided in Section 3.4 or through the Borrowing of Revolving Loans as provided in Section 3.5 (because the conditions set forth in Section 4.2 cannot be satisfied, or for any other reason), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Upon any change in the Commitments of any of the Lenders pursuant to Section 11.6(b), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section 3.3 to reflect the new pro rata shares of the assigning Lender and the Assignee.  Each Lender’s obligation to make payment to an Issuing Lender pursuant to this Section 3.3 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the termination of the Commitments or the existence of any Default or Event of Default, and each such payment shall be made without any offset, abatement, reduction or withholding whatsoever.

3.4Reimbursement.  The Borrower hereby agrees to reimburse the relevant Issuing Lender by making payment to the Administrative Agent, for the account of such Issuing Lender, in immediately available funds, for any payment made by such Issuing Lender under any Letter of Credit in accordance with the terms of such Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) immediately after, and in any event within one (1) Business Day after its receipt of notice of, such payment (provided that any such Reimbursement Obligation shall be deemed

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timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on or prior to the next Business Day following the date of the Borrower’s receipt of notice of such payment), together with interest on the amount so paid by such Issuing Lender, to the extent not reimbursed prior to 1:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate as in effect from time to time during such period, such interest also to be payable on demand.  The relevant Issuing Lender will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower’s obligations under this Section 3.4 or any other provision of this Agreement.  The Administrative Agent will promptly pay to the relevant Issuing Lender any such amounts received by it under this Section 3.4.

3.5Payment by Revolving Loans.  In the event that an Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to such Issuing Lender pursuant to Section 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 3.8 shall be insufficient to satisfy such Reimbursement Obligation in full, such Issuing Lender will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Lender, of such failure.  If the Administrative Agent gives such notice prior to 11:00 a.m., Charlotte time, on any Business Day, each Lender will make available to the Administrative Agent, for the account of such Issuing Lender, its pro rata share (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment, as adjusted by Section 2.22(a)(iii)) of the amount of such payment on such Business Day in immediately available funds.  If the Administrative Agent gives such notice after 11:00 a.m., Charlotte time, on any Business Day, each such Lender shall make its pro rata share of such amount available to the Administrative Agent on the next succeeding Business Day.  If and to the extent any Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Administrative Agent.  The failure of any Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s pro rata share of any such payment.  Each such payment by a Lender under this Section 3.5 of its pro rata share of an amount paid by such Issuing Lender shall constitute a Revolving Loan by such Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.  Each Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of the amount of such Borrowing of Revolving Loans to meet the

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minimum Borrowing amount specified in Section 2.2(b); provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Notice of Borrowing).

3.6Payment to Lenders.  Whenever an Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of such Issuing Lender, any payments from the Lenders pursuant to Section 3.5, such Issuing Lender will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Lender’s ratable share (based on the proportionate amount funded by such Lender to the aggregate amount funded by all Lenders) of such Reimbursement Obligation.

3.7Obligations Absolute.  The Reimbursement Obligations of the Borrower, and the obligations of the Lenders under Section 3.5 to make payments to the Administrative Agent, for the account of an Issuing Lender, with respect to Letters of Credit issued by such Issuing Lender, shall be irrevocable, shall remain in effect until such Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any such Letter of Credit, and, except to the extent resulting from any gross negligence or willful misconduct on the part of such Issuing Lender, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a)Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(b)Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;

(c)The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender (but without prejudicing the Borrower’s rights with respect thereto), any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(d)Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, or any errors in translation or in interpretation of technical terms;

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(e)Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof, including without limitation the expiry date of such Letter of Credit), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(f)The exchange, release, surrender or impairment of any security for the Obligations;

(g)The occurrence of any Default or Event of Default; or

(h)Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by such Issuing Lender, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each Lender and shall not create or result in any liability of such Issuing Lender to the Borrower or any Lender.  It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from an Issuing Lender’s gross negligence or willful misconduct, (i) an Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) an Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of an Issuing Lender.

3.8Cash Collateral Account.  At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower to deliver to the Administrative Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.6(b), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders

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and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower’s Reimbursement Obligations as and when the same shall arise.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  In the event of a drawing, and subsequent payment by an Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor.  Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lenders for all of their obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct.  If the Borrower is required to provide cash collateral pursuant to Section 2.6(b), such amount (including interest), to the extent not applied as aforesaid, shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the Aggregate Credit Exposure would not exceed the aggregate Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time.  If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

3.9The Issuing Lenders.  Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the rights, benefits and immunities (a) provided to the Administrative Agent in ARTICLE X with respect to any acts taken or omissions suffered by it in connection with Letters of Credit issued by it or proposed to be issued by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in ARTICLE X included the Issuing Lenders with respect to such acts or omissions, and (b) as additionally provided herein with respect to the Issuing Lenders.

3.10Effectiveness.  Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrower under this ARTICLE III shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

3.11Reporting of Letter of Credit Information and L/C Commitment.  At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or

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the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender hereunder.  In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment.  No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.11 shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.

ARTICLE IV

CONDITIONS OF BORROWING

4.1Conditions of Initial Borrowing.  The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Lenders to issue Letters of Credit hereunder on the Restatement Effective Date, is subject to the satisfaction of the following conditions precedent:

(a)The Administrative Agent shall have received the following, each dated as of the Restatement Effective Date (unless otherwise specified):

(i)counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart hereof shall not have been received, receipt by the Administrative Agent in form satisfactory to it of electronic or other written confirmation from such party of execution of a counterpart hereof by such party), including, without limitation, Lenders holding Commitments in an aggregate amount of $250,000,000;

(ii)to the extent requested by any Lender in accordance with Section 2.4(d), a Revolving Note for each Lender that is a party hereto as of the Restatement Effective Date, in the amount of such Lender’s Commitment, each executed by the Borrower; and

(iii)the favorable opinion of Womble Bond Dickinson (US) LLP, special counsel to the Borrower, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(b)The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer, the chief financial officer or the treasurer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct as of the Restatement Effective Date in all material respects (except to the extent such representation and warranty is qualified by materiality or reference to Material Adverse Effect or Material Adverse Change, in which case, such representation and warranty shall be true and correct in all respects or except to the extent that such representation and warranty is made as of a specific date, in which case, such representation and warranty shall

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be true and correct as of such date), both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans hereunder and the application of the proceeds thereof, (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans hereunder and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans hereunder and the application of the proceeds thereof, no Material Adverse Change has occurred since December 31, 2018 and, to the best of his knowledge, there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 4.1 and in Section 4.2 have been satisfied or waived as required hereunder.

(c)The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each of the Borrower and its Subsidiaries (other than Excluded Subsidiaries), in form and substance satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of the Borrower or such Subsidiary, as the case may be, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower or such Subsidiary, as the case may be, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower or such Subsidiary, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary, as the case may be, executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d)The Administrative Agent shall have received a certificate as of a recent date of the good standing or existence of each of the Borrower and its Subsidiaries under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e)All legal, tax, accounting, business and other matters and all corporate or other proceedings incident to the transactions contemplated hereby shall be satisfactory in form and substance to the Administrative Agent; all approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained, without the imposition of conditions that are not acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction

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or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the opinion of the Administrative Agent, could reasonably be expected to have a Material Adverse Effect.

(f)There shall not have occurred any default or event of default under the Existing Credit Agreement.

(g)The Borrower shall have paid (i) to Wells Fargo and Wells Fargo Securities, the fees required under the Wells Fargo Fee Letter to be paid to them on the Restatement Effective Date, in the amounts due and payable on the Restatement Effective Date, as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Wells Fargo Fee Letter and (iii) all other fees and expenses of the Arrangers, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Restatement Effective Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby.

(h)The Administrative Agent shall have received evidence satisfactory to it that (i) concurrently with the making of the initial Loans hereunder, all interest and other amounts outstanding with respect to the Existing Credit Agreement shall be repaid and satisfied in full and (ii) any letters of credit outstanding with respect to the Existing Credit Agreement (other than the Existing Letters of Credit) shall have been terminated or canceled.

(i)To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to the Borrower, in each case at least five Business Days prior to the Restatement Effective Date.

(j)Upon the reasonable request of any Lender made at least ten days prior to the Restatement Effective Date, the Borrower shall have provided to such Lender all documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case at least five days prior to the Restatement Effective Date.

(k)There shall be no liquidation or dissolution proceedings pending or threatened against the Borrower and the Borrower shall not be aware of any event or fact affecting or threatening the corporate existence of the Borrower or any of its Subsidiaries.

(l)The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

(m)The Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

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4.2Conditions of All Borrowings.  The obligation of each Lender and the Swingline Lender to make any Loans hereunder, including the initial Loans (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(e)), and the obligation of the Issuing Lenders to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a)The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(d), or (together with the applicable Issuing Lender) a Letter of Credit Notice in accordance with Section 3.2, as applicable;

(b)Each of the representations and warranties contained in ARTICLE V and in the other Credit Documents shall be true and correct in all material respects on and as of such Borrowing Date (including the Restatement Effective Date, in the case of the initial Loans made hereunder) or date of issuance with the same effect as if made on and as of such date (except to the extent such representation and warranty is qualified by materiality or reference to Material Adverse Effect or Material Adverse Change, in which case, such representation and warranty shall be true and correct in all respects or except to the extent that such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date), both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date; and

(c)No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing, or a Letter of Credit Notice and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained Sections 4.2(b) and (c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Lenders to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

5.1Corporate Organization and Power.  Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business

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or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.2Authorization; Enforceability.  Each of the Borrower and its Subsidiaries has taken, or on the Restatement Effective Date will have taken, all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Restatement Effective Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party.  This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Borrower and its Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.3No Violation.  The execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or its bylaws, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, contract, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, except where such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of its properties or assets.  No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

5.4Governmental and Third-Party Authorization; Permits.

(a)No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Restatement Effective Date will have been) made or obtained and that are (or on the Restatement Effective Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.4, and (ii) consents and filings the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

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(b)Each of the Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure of which to obtain would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

5.5Litigation.  There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting the Borrower, any of its Subsidiaries or any of their respective properties that could reasonably be expected to have a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Credit Documents or any of the transactions contemplated hereby or thereby.

5.6Taxes.  Each of the Borrower and its Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it (except for those the failure to file would not be reasonably likely to, individually or in the aggregate, to have a Material Adverse Effect) and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of the Borrower or its Subsidiaries if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP.  Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  There is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP.  Neither the Borrower nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes, other than taxes for which adequate reserves have been established in accordance with GAAP.

5.7Subsidiaries.  Schedule 5.7 sets forth a list, as of the Restatement Effective Date, of all of the Subsidiaries of the Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower in each class of its capital stock and each direct owner thereof.  Except for the shares of capital stock expressly indicated on Schedule 5.7 as of the Restatement Effective Date, there are no shares of capital stock, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of the Borrower outstanding or reserved for any purpose.  All outstanding shares of capital stock of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable.  The Borrower is the sole legal, record and beneficial owner of, and has good and valid title to, all such capital stock, free and clear of all Liens.

5.8Full Disclosure.  All factual information heretofore or contemporaneously furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its

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Subsidiaries will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading.  As of the Restatement Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

5.9Margin Regulations.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.  Not more than 25% of the value of the assets of the Borrower and its Subsidiaries is represented by Margin Stock.

5.10No Material Adverse Change.  There has been no Material Adverse Change since December 31, 2018, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

5.11Financial Matters.

(a)The Borrower has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2018, and the related statements of income, cash flows and shareholders’ equity for the fiscal years then ended, together with the opinion of Ernst & Young LLP thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2019, and the related statements of income, cash flows and shareholders’ equity for the nine (9)‑month period then ended.  Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended.  Except as fully reflected in the most recent financial statements referred to above and the notes thereto as of the Restatement Effective Date, there are no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

(b)[Reserved].

(c)Each of the Borrower and its Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be

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expected to become absolute and matured in their ordinary course), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.

5.12Ownership of Properties.  Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, each of the Borrower and its Subsidiaries (i) has good and marketable title to all material real properties owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (iii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iv) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 5.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case under (i), (ii), (iii) and (iv) above free and clear of all Liens other than Permitted Liens.

5.13ERISA.

(a)Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code.  No ERISA Event (i) has occurred within the five (5)-year period prior to the Restatement Effective Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan.  No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b)Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date.  No Multiemployer Plan is “insolvent” within the meaning of such term under ERISA.

(c)The Borrower represents and warrants as of the Restatement Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

5.14Environmental Matters.

(a)No Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its

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Subsidiaries, except in compliance with the requirements of all applicable Environmental Laws and except where the failure to do so is not reasonably likely to result in a Material Adverse Effect, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries, has been contaminated by any Hazardous Substance to the extent that is reasonably likely to result in a Material Adverse Effect; and no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been or is presently or, to the knowledge of the Borrower, has ever been, the subject of an environmental audit, assessment or remedial action to the extent that is reasonably likely to result in a Material Adverse Effect.

(b)No portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems.

(c)All activities and operations of the Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  Each of the Borrower and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations except where the failure to do so is not reasonably likely to result in a Material Adverse Effect; all such licenses and permits are being maintained in good standing except where the failure to do so is not reasonably likely to result in a Material Adverse Effect; and each of the Borrower and its Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefore that, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

5.15Compliance with Laws.  Each of the Borrower and its Subsidiaries: (i) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, (ii) has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and (iii) is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case under clauses (i), (ii) and (iii) above for such Requirements of Law the failure to comply with

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which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

5.16Regulated Industries.  Neither the Borrower nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

5.17Insurance.  Schedule 5.17 sets forth a true and complete summary of all material insurance policies or arrangements carried or maintained by the Borrower and its Subsidiaries as of the Restatement Effective Date, indicating in each case the insurer, expiration, amount and type of coverage and deductibles.  The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.18Material Contracts.  Schedule 5.18 lists, as of the Restatement Effective Date, each “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Borrower or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (collectively, “Material Contracts”), and also indicates the parties, subject matter and term thereof.  As of the Restatement Effective Date and except with respect to the Existing Credit Agreement or any Material Contract that has expired since the date it was most recently disclosed as a “material contract” pursuant to Regulation S-K under the Exchange Act, (i) each Material Contract is in full force and effect and is enforceable by the Borrower or the Subsidiary that is a party thereto in accordance with its terms, and (ii) neither the Borrower nor any of its Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

5.19Trade Relations.  To the best of the Borrower’s knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, any business relationship of the Borrower or its Subsidiaries which would be reasonably likely to have a Material Adverse Effect, including, without limitation, any business relationship with any customer or any group of customers or any supplier or group of suppliers.

5.20Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended, to the extent that is reasonably likely, individually or in the aggregate, to cause a Material Adverse Effect.  Except for those situations that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to the Borrower or any of its Subsidiaries.  As of

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the Restatement Effective Date, there are no collective bargaining or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries.

5.21Leases.  The Borrower and its Subsidiaries, enjoy peaceful and undisturbed possession under all of their leases and all such leases are valid and subsisting and in full force and effect except such leases that if not in existence would not be reasonably likely to have a Material Adverse Effect.

5.22Anti-Corruption Laws; Sanctions.

(a)None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower, or any of their respective directors, officers, employees, agents or representatives (i) is a Sanctioned Person or currently the subject or target of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country.

(b)The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and Anti-Corruption Laws, in all material respects.  The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions and Anti-Corruption Laws.

5.23EEA Financial Institutions.  Neither the Borrower nor any Subsidiary Guarantor is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

6.1Financial Statements.  The Borrower will deliver to each Lender:

(a)Concurrently with filing its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2020, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income and cash flows for the Borrower and its Subsidiaries for the fiscal quarter then ended and (in the case of the second and third fiscal quarters) for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting

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principles and practices during such quarter; provided that delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefore and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1; and

(b)Concurrently with filing its Annual Report on Form 10-K with the Securities and Exchange Commission and in any event within one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2019, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, all in reasonable detail and certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Required Lenders, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, provided however that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s report described above, shall be deemed to satisfy the requirements of this Section 6.1.

6.2Other Business and Financial Information.  The Borrower will deliver to the Administrative Agent:

(a)Concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a Compliance Certificate with respect to the period covered by the financial statements delivered under Section 6.1, executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 7.1 and 7.2 as of the last day of the period covered by such financial statements;

(b)Concurrently with each delivery thereof, a copy of any certificate regarding the status of defaults or events of defaults required to be delivered in connection with the Note Purchase Agreements;

(c)As soon as available and in any event within forty-five (45) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2019, a consolidated financial forecast for the Borrower and its Subsidiaries for the next fiscal year (prepared on an annual basis and updated periodically as may be requested by the Administrative Agent, but no more frequently than quarterly), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Financial Officer of the

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Borrower to the effect that such forecast have been prepared in good faith and are reasonable estimates of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby subject to the uncertainties and approximations inherent in any projections; and as soon as reasonably available from time to time thereafter, any modifications or revisions to or restatements of such forecast that are prepared by the Borrower;

(d)[Reserved];

(e)Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries (documents required to be delivered pursuant to Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date the Borrower notifies the Administrative Agent that such documents have become available on the U.S. Securities Exchange Commission’s EDGAR Database provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents);

(f)Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

(i)the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii)the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this subsection;

(iii)the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority of (y) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law which is

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reasonably likely to have a Material Adverse Effect or that threatens the taking of any action against the Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where any such action would be reasonably likely to have a Material Adverse Effect;

(iv)the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

(v)the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which the Borrower or any of its Subsidiaries is a party, the termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

(vi)the occurrence of any of the following:  (x) the assertion of any Environmental Claim against or affecting the Borrower, any of its Subsidiaries or any of their respective real property, leased or owned; (y) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws; or (z) the taking of any remedial action by the Borrower, any of its Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased or owned by the Borrower or any of its Subsidiaries; but in each case under clauses (x), (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

(vii)any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto; and

(g)As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Administrative Agent or any Lender may from time to time reasonably request.

6.3Existence; Franchises; Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the

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ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

6.4Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which such payment is delinquent and penalties would attach thereto, and all lawful claims that, if unpaid, might become a material Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

6.6Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

6.7Maintenance of Books and Records; Inspection.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

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6.8Permitted Acquisitions.  Subject to the requirements contained in the definition of Permitted Acquisition, and subject to the other terms and conditions of this Agreement, the Borrower or any Subsidiary may from time to time on or after the Restatement Effective Date effect Permitted Acquisitions, provided that, with respect to each Permitted Acquisition:

(a)no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto; and

(b)immediately after giving effect to such Permitted Acquisition and any Debt incurred or assumed in connection therewith, the Borrower shall be in compliance with the financial covenants in ARTICLE VII, determined on a pro forma basis giving effect to such Permitted Acquisition and Debt as of the end of the fiscal quarter then most recently ended for which the Administrative Agent has received financial statements and a Compliance Certificate required by Sections 6.1 and 6.2(a).

6.9Creation or Acquisition of Subsidiaries; Excluded Subsidiaries.  Subject to the provisions of Section 8.5, the Borrower may from time to time create or acquire new Wholly Owned Subsidiaries in connection with Permitted Acquisitions or otherwise, the Wholly Owned Subsidiaries of the Borrower may create or acquire new Wholly Owned Subsidiaries and, subject to the definition of “Excluded Subsidiary,” the Borrower may designate a Domestic Subsidiary as an Excluded Subsidiary; provided that:

(a)Concurrently with the creation or direct or indirect acquisition by the Borrower of any new Subsidiary, the Borrower will provide written notice to the Administrative Agent of such creation or acquisition and no later than 30 days thereafter or such later date reasonably acceptable to the Administrative Agent, such new Subsidiary will execute and deliver to the Administrative Agent a Subsidiary Guaranty, substantially in the form attached hereto as Exhibit E, or a joinder thereto, and the other documents set forth in clause (c) below.  Notwithstanding the foregoing, any such new Subsidiary shall be exempt from providing a Subsidiary Guaranty (i) for so long as such new Subsidiary is an Excluded Subsidiary or (ii) if such new Subsidiary is a Foreign Subsidiary (or is owned by a Foreign Subsidiary) if doing so would cause any materially adverse tax consequences to the Borrower.

(b)If any Domestic Subsidiary is currently designated as an Excluded Subsidiary, the Borrower will (i) continue to monitor whether the requirements of the definition of “Excluded Subsidiary” are satisfied, which monitoring shall include without limitation, calculating whether the Borrower has satisfied clauses (i) and (ii) of the definition of “Excluded Subsidiary” within thirty (30) days after the Borrower is required to deliver the financial information under Section 6.1(a) and (b), as applicable and (ii) within thirty (30) days after the requirements of the definition of “Excluded Subsidiary” have no longer been satisfied, the Borrower will cause one or more Subsidiaries to become Subsidiary Guarantors, such that all the requirements of the definition of “Excluded Subsidiary” are satisfied.

(c)The Borrower shall deliver to the Administrative Agent (or any Lender with respect to clause (ii) below):

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(i)Concurrently with the execution and delivery of the Subsidiary Guaranty, or any joinder thereto, by a Subsidiary Guarantor,

(A)a written legal opinion of counsel to such Subsidiary (which may be provided by in-house counsel) addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall cover such matters relating to such Subsidiary and the creation or acquisition thereof incident to the transactions contemplated by this Agreement and this Section 6.9 and the other Credit Documents as set forth in the legal opinion of counsel delivered to the Administrative Agent and the Lenders on the Restatement Effective Date;

(B)(1) a copy of the certificate of incorporation (or other charter documents) of such Subsidiary, certified as of a date that is acceptable to the Administrative Agent by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary, (2) a copy of the bylaws or similar organizational document of such Subsidiary, certified on behalf of such Subsidiary as of a date that is acceptable to the Administrative Agent by the corporate secretary or assistant secretary of such Subsidiary, (3) an original certificate of good standing for such Subsidiary issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary, and (4) copies of the resolutions of the board of directors and, if required, stockholders or other equity owners of such Subsidiary authorizing the execution, delivery and performance of the agreements, documents and instruments executed pursuant to Section 6.9(a), certified on behalf of such Subsidiary by an Authorized Officer of such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent; and

(C)a certificate of the secretary or an assistant secretary of such Subsidiary as to the incumbency and signature of the officers executing agreements, documents and instruments executed pursuant to Section 6.9(a).

(ii)Upon the reasonable request of any Lender made at least fifteen days after written notice of the creation or acquisition of such Subsidiary is provided by the Borrower, the Borrower shall have provided to such Lender all documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, with respect to such Subsidiary.

(d)As promptly as reasonably possible, the Borrower and its Subsidiaries will deliver any such other documents, certificates and opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may reasonably request in connection therewith.

6.10Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or

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documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

6.11Sanctions; Patriot Act Compliance; Use of Proceeds.

(a)The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person or in violation of any Sanctions, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b)The Borrower will not request any Borrowing or any Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c)The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws and applicable Sanctions.

6.12Beneficial Ownership Certification.  The Borrower will promptly (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation; provided that, for purposes of this Section 6.12, the Borrower (i) shall be deemed to have provided any information required with respect to the Beneficial Ownership Regulation to the extent such information is disclosed in any public filings delivered to the Administrative Agent and the Lenders in accordance with Section 6.2(e) and (ii) shall not be obligated to provide to the Administrative Agent or the Lenders any information with respect to beneficial ownership that is not otherwise required to be disclosed in the Company’s public filings unless such information is required for the Administrative Agent or any Lender (as determined in its discretion) to comply with the Beneficial Ownership Regulation at such time.

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ARTICLE VII

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

7.1Consolidated Debt to Consolidated Total Capitalization.  The Borrower will not permit the ratio of Consolidated Debt to Consolidated Total Capitalization as of the last day of any fiscal quarter to be greater than 0.60 to 1.0.

7.2Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 2.00 to 1.0.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:

8.1Merger; Consolidation.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination; provided, however, that:

(i)the Borrower may merge or consolidate with another Person so long as (x) the Borrower is the surviving entity, (y) unless such other Person is a Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 6.8 and 6.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

(ii)any Subsidiary Guarantor may merge or consolidate with another Person so long as (x) the surviving entity is the Borrower or a Subsidiary Guarantor (other than in connection with the sale or other disposition of all of the Capital Stock of such Subsidiary in a transaction expressly permitted under or pursuant to this Agreement), (y) unless such other Person is a Subsidiary immediately prior to giving effect thereto (other than in connection with the sale or other disposition of all of the Capital Stock of such Subsidiary in a transaction expressly permitted under or pursuant to this Agreement), such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 6.8 and 6.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

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(iii)any Excluded Subsidiary or Foreign Subsidiary may merge or consolidate with another Person so long as (x) the surviving entity is the Borrower or a Subsidiary (other than in connection with the sale or other disposition of all of the Capital Stock of such Subsidiary in a transaction expressly permitted under or pursuant to this Agreement), (y) unless such other Person is a Subsidiary immediately prior to giving effect thereto (other than in connection with the sale or other disposition of all of the Capital Stock of such Subsidiary in a transaction expressly permitted under or pursuant to this Agreement), such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 6.8 and 6.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

(iv)any Subsidiary Guarantor may liquidate, wind up or dissolve so long as (x) such Subsidiary transfers all or substantially all of its net assets to the Borrower or a Subsidiary Guarantor prior to such liquidation, winding up or dissolution and (y) immediately after giving effect thereto, no Default or Event of Default would exist; and

(v)any Excluded Subsidiary or Foreign Subsidiary may liquidate, wind up or dissolve so long as (x) such Subsidiary transfers all or substantially all of its net assets to the Borrower or a Subsidiary prior to such liquidation, winding up or dissolution and (y) immediately after giving effect thereto, no Default or Event of Default would exist.

8.2Indebtedness.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i)Indebtedness incurred under this Agreement, the Notes and the Subsidiary Guaranty;

(ii)Indebtedness pursuant to its terms and conditions existing on the Restatement Effective Date and described in Schedule 8.2, and any renewals, refinancings or replacements thereof as long as (w) the principal amount of such renewed, refinanced or replaced Indebtedness shall not exceed the principal amount of such Indebtedness being renewed, refinanced or replaced, (x) such Indebtedness to be incurred shall not mature prior to the stated maturity of such Indebtedness being renewed, refinanced or replaced, and (y) the Remaining Average Life of such renewed, refinanced or replaced Indebtedness shall be no less than the Remaining Average Life of such Indebtedness being renewed, refinanced or replaced and no payment of any amount due under such Indebtedness being renewed, refinanced or replaced shall be shortened or accelerated by the renewed, refinanced or replaced Indebtedness;

(iii)accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

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(iv)purchase money Indebtedness of the Borrower and the Subsidiary Guarantors incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of Finance Lease Obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this clause (iv)); provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness incurred by the Borrower and the Subsidiary Guarantors under clause (xii) of this Section 8.2, shall not at any time exceed the greater of (A) 15% of the Borrower’s Consolidated Net Worth, determined as of the last day of the fiscal quarter immediately preceding the date such Indebtedness is incurred, and (B) $200,000,000;

(v)Indebtedness of Borrower incurred as a result of a Lender failing to make any Loan pursuant to Section 2.3(b) in an amount up to the amount of such Loan not made as long as the conditions to making the Loan in Section 4.2 are satisfied immediately before and after such Loan should have been made;

(vi)Indebtedness of the Borrower under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(vii)Indebtedness of Excluded Subsidiaries and Foreign Subsidiaries in an aggregate amount not to exceed $40,000,000;

(viii)Indebtedness incurred under loans and advances permitted by Sections 8.5(vi) and 8.5(vii);

(ix)Indebtedness in respect of performance bonds and surety bonds entered into by the Borrower or any Subsidiary in the ordinary course of business;

(x)Indebtedness incurred by the Borrower under the Note Purchase Agreements as of the Restatement Effective Date (or any guaranty thereof by the Subsidiary Guarantors);

(xi)other unsecured Indebtedness of the Borrower and the Subsidiary Guarantors, provided that (A) no Default or Event of Default shall exist before or after the incurrence of such Indebtedness, and (B) immediately after giving effect to the incurrence of such Indebtedness, the Borrower is in compliance with Section 7.1, determined on a pro forma basis giving effect to such Indebtedness as of the end of the fiscal quarter then most recently ended for which the Administrative agent has received the financial statements and a Compliance Certificate required by Sections 6.1 and 6.2(a); and

(xii)other secured Indebtedness of the Borrower and the Subsidiary Guarantors the aggregate principal amount of which, together with the aggregate principal amount of Indebtedness incurred by the Borrower and the Subsidiary Guarantors under clause (iv) of this Section 8.2 shall not at any time exceed the greater of (A) 15% of the Borrower’s Consolidated Net Worth, determined as of the last day of the fiscal quarter immediately

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preceding the date such Indebtedness is incurred, and (B) $150,000,000; provided that (x) no Default or Event of Default shall exist before or after the incurrence of such Indebtedness, and (y) the Borrower is in compliance with Section 7.1, determined on a pro forma basis giving effect to such Indebtedness as of the end of the fiscal quarter then most recently ended for which the Administrative agent has received the financial statements and a Compliance Certificate required by Sections 6.1 and 6.2(a).

8.3Liens.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, other than the following (collectively, “Permitted Liens”):

(i)Liens in existence on the Restatement Effective Date and set forth on Schedule 8.3;

(ii)Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iii)Liens (other than (x) any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(i) and (y) any Lien, the creation or incurrence of which would result in an Event of Default under Section 9.1(m)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(iv)Liens incurred in the ordinary course of business in connection with automobile liability, bodily injury and property damage insurance; provided that such Liens shall not encumber more than $40,000,000;

(v)Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi)Liens securing the purchase money Indebtedness permitted under clause (iv) of Section 8.2, provided that any such Lien (A) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof (or sixty (60) days

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after the completion thereof in the case of construction financing) by the Borrower or such Subsidiary, (B) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Borrower or such Subsidiary and (C) shall not encumber any other property of the Borrower or any of its Subsidiaries;

(vii)any attachment or judgment Lien not constituting an Event of Default under Section 9.1(h) and that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(viii)Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

(ix)with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes;

(x)Liens securing the Indebtedness permitted under clause (xii) of Section 8.2;

(xi)Liens arising from the conduct of business or ownership of assets of the Borrower or any of its Subsidiaries that do not secure Indebtedness and do not materially detract from the value of any such assets; and

(xii)Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 8.3, provided that such Indebtedness is not increased and is not secured by any additional assets.

8.4Disposition of Assets.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, except:

(i)the sale, lease or other disposition of assets in the ordinary course of business of the Borrower and its Subsidiaries;

(ii)the sale, lease or other disposition of assets by the Borrower or any Subsidiary of the Borrower to the Borrower or to a Subsidiary Guarantor (or by any Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor), in each case so long as no Event of Default shall have occurred or be continuing or would result therefrom;

(iii)the termination or unwinding of Hedge Agreements permitted hereunder; and

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(iv)other dispositions in an aggregate amount, as valued at the time each such disposition is made, not exceeding the greater of (A) 15% of the Borrower’s Consolidated Net Worth, determined as of the last day of the fiscal quarter immediately preceding the date of such disposition and (B) $200,000,000 for all such dispositions, in each case, in any period of four consecutive fiscal quarters (it being understood that the Lenders will release a Subsidiary Guarantor from its Subsidiary Guaranty if such Subsidiary is sold in a disposition permitted by this Section 8.4).

8.5Investments.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), other than:

(i)Cash Equivalents;

(ii)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

(iii)Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business, extensions of trade credit in the ordinary course of business, and prepaid expenses incurred in the ordinary course of business;

(iv)Investments existing on the Restatement Effective Date and described in Schedule 8.5A;

(v)Investments of the Borrower under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(vi)Investments consisting of the making of loans, advances, capital contributions or the purchase or other acquisition of Capital Stock (A) by the Borrower or any Subsidiary in any other Subsidiary that is (or immediately after giving effect to such Investment will be) a Subsidiary Guarantor or Excluded Subsidiary, provided that the Borrower complies with the provisions of Section 6.9, (B) by any Subsidiary in the Borrower, and (C) by any Foreign Subsidiary in another Foreign Subsidiary;

(vii)Investments by the Borrower or any Domestic Subsidiary in Foreign Subsidiaries consisting of the making of loans, advances, capital contributions, the purchase of Capital Stock, and Contingent Obligations with respect to obligations of any such Foreign Subsidiary;

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(viii)Permitted Acquisitions;

(ix)life insurance policies on the lives of employees of the Borrower or any Subsidiary;

(x)Investments (other than Acquisitions) made pursuant to the Borrower’s investment policy set forth on Schedule 8.5B; and

(xi)other Investments (in addition to those permitted under the foregoing clauses (i) through (x); provided that the aggregate amount of all such other Investments, as valued at the time each such Investment is made, shall not exceed 15% of Consolidated Net Worth.

8.6Restricted Payments.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock (collectively, “Restricted Payments”), or set aside funds for any of the foregoing, unless immediately after giving effect to such action:

(i)no Default or Event of Default shall then exist;

(ii)after giving effect to such Restricted Payment no Default or Event of Default would then exist; and

(iii)such Restricted Payment has been duly authorized by all necessary corporate action and is permitted by applicable Requirements of Law.

Notwithstanding the foregoing, each Wholly Owned Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or another Wholly Owned Subsidiary of the Borrower, to the extent not prohibited under applicable Requirements of Law.

8.7Transactions with Affiliates.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business pursuant to the reasonable requirements of the Borrower or such Subsidiary and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; provided, however, that nothing contained in this Section 8.7 shall prohibit:

(i)transactions described on Schedule 8.7 or otherwise expressly permitted under this Agreement; and

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(ii)the payment by the Borrower of reasonable and customary fees to members of its board of directors, including without limitation indemnification payments and payments for D&O insurance.

8.8Lines of Business.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any business other than the businesses engaged in by it on the date hereof and businesses and activities reasonably related thereto.

8.9Limitation on Certain Restrictions.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents, applicable Requirements of Law or any agreement or instrument creating a Permitted Lien (but only to the extent such restriction or encumbrance applies to the assets subject to such Permitted Lien).

8.10Fiscal Year.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

8.11Accounting Changes.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP (including early adoption of changes that the Borrower determines are in the best interest of the Borrower) or practices generally consistent with the accounting practices of other Persons in the same or similar lines of business as Borrower that would not materially affect the calculation or determination of the financial covenants in ARTICLE VII.

8.12Certain Amendments.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any of the Note Purchase Agreements, the effect of which would be (a) to provide for any mandatory prepayments not already provided for by the terms thereof or (b) to increase the applicable interest rate or amount of any fees or costs due thereunder.  Furthermore, the Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, grant or suffer to exist any Lien to secure the obligations under the Note Purchase Agreements (or any notes issued to refinance obligations under the Note Purchase Agreements) unless the Obligations will be equally and ratably secured with any and all other obligations thereby secured, such Lien to be pursuant to an agreement reasonably satisfactory to the Required Lenders.

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ARTICLE IX

EVENTS OF DEFAULT

9.1Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when it is due or (ii) any interest on any Loan, any fee or any other Obligation (other than any Obligation under a Hedge Agreement or Cash Management Agreement) within five (5) days after it is due;

(b)The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 6.1, 6.2, 6.3(i), 6.8, 6.9 or in ARTICLE VII or ARTICLE VIII;

(c)The Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 9.1(a) and 9.1(b) above, and such failure (i) is deemed by the terms of the relevant Credit Document to constitute an Event of Default or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower; or any default or event of default shall occur under any Hedge Agreement to which the Borrower and any Hedge Party are parties or any Cash Management Agreement to which the Borrower and any Cash Management Bank are parties;

(d)Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

(e)The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $75,000,000 or (z) any termination or other payment under any Hedge Agreement covering a notional amount of Indebtedness of at least $75,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof so as to permit the holder to accelerate the maturity of such Indebtedness;

(f)The Borrower or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any

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other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g)Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h)Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in an aggregate amount in excess of $75,000,000 shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties and the same shall not be dismissed, stayed or discharged for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder;

(i)Any provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Credit Documents, ceases to be in full force and effect; or the Borrower or any Subsidiary Guarantor or any other Person contests in any manner the validity or enforceability of any provision of any Credit Document; or the Borrower or any Subsidiary Guarantor denies that it has any or further liability or obligation under any provision of any Credit Document to which it is a party, or purports to revoke, terminate or rescind any provision of any Credit Document to which it is a party; or it is or becomes unlawful for the Borrower or any Subsidiary Guarantor to perform any of its obligations under any Credit Document to which it is a party;

(j)Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in an aggregate amount in excess of $75,000,000;

(k)Any one or more licenses, permits, accreditations or authorizations of the Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable

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Requirements of Law, and such action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

(l)Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries (or a reasonable basis shall exist therefor); the Borrower and its Subsidiaries have incurred or would be reasonably likely to incur liability as a result thereof; and such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

(m)Any notice of lien, levy or assessment is filed of record to all or any of the Borrower’s or any Subsidiary’s assets by the United States of America, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation the PBGC respecting taxes and debts owing and delinquent, or if any taxes or debts owing at any time or times hereafter to any one of them becomes delinquent and a lien or encumbrance upon the Borrower’s or any Subsidiary’s property and the same is not dismissed, released, bonded or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

(n)The Borrower ceases to be solvent, or the Borrower ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or

(o)Any of the following shall occur:  (i) any Person (other than members of the Control Group) or group of Persons (other than the Control Group) acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing more than 35% of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals (A) who were members of the Board of Directors as of the date hereof, (B) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (C) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of the Board of Directors.

9.2Remedies: Termination of Commitments, Acceleration, etc.  Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)Declare the Commitments, the Swingline Commitment and the Issuing Lenders’ obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(f) or

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Section 9.1(g), the Commitments, the Swingline Commitment and the Issuing Lenders’ obligation to issue Letters of Credit shall automatically be terminated);

(b)Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement or Cash Management Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g), all of the outstanding principal amount of the Loans and all other amounts described in this Section 9.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower);

(c)Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time Cash Collateral in an amount equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.8 (provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g), the obligation of the Borrower to Cash Collateralize such Letter of Credit Exposure as provided in this Section 9.2(c) and Section 3.8 shall automatically become effective without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower); and

(d)Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

9.3Remedies:  Set-Off.  In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22

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and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section 9.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.  Each Lender and Issuing Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1Appointment and Authority.  Each of the Lenders (for purposes of this ARTICLE, references to the Lenders shall also mean the Issuing Lenders and the Swingline Lender) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as set forth in Section 10.6, the provisions of this ARTICLE are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

10.2Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall

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be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.5 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lenders, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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10.5Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this ARTICLE shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

10.6Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 10.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this ARTICLE and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance

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upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Runner, Arrangers, Syndication Agent, or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.9Guaranty Matters.  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, pursuant to this Section 10.9.

10.10Issuing Lenders and Swingline Lender.  The provisions of this ARTICLE X (other than Section 10.2) shall apply to the Issuing Lenders and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

10.11Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

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(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer or perform the Revolving Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)Such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

ARTICLE XI

MISCELLANEOUS

11.1Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section

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11.1(a), or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.  Amounts owing in respect of the expenses describe in this Section 11.1(a), shall become due thirty (30) days after receipt by the Borrower of a reasonably detailed invoice therefor.

(b)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or any of its Subsidiaries has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1(a) or Section 11.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lenders or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an Issuing Lender in its capacity as such, or against any Related Party of

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any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an Issuing Lender in connection with such capacity.  The obligations of the Lenders under this Section 11.1(c) are subject to the provisions of Section 2.3(c).

(d)To the fullest extent permitted by applicable law, the Borrower, each of its Subsidiaries and each Related Party of any of the foregoing persons and each Indemnitee shall not assert, and each hereby waives, any claim against the Borrower, each of its Subsidiaries and each Related Party or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)All amounts due under this Section 11.1 shall be payable by the Borrower upon demand therefor.

11.2Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)This Agreement and the other Credit Documents shall (except as may be expressly otherwise provided in any Credit Document) be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules); provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(b)The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other

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jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.

(c)The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 11.2(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.4.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

11.3Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.4Notices; Effectiveness; Electronic Communication.

(a)Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)if to the Borrower, the Administrative Agent, an Issuing Lender or the Swingline Lender, to it at the address (or telecopier number) specified for such Person on Schedule 1.1; and

(ii)if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have

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been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.4(b) shall be effective as provided in Section 11.4(b).

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication including e-mail or by posting such notices or communications on internet or intranet websites such as SyndTrak or a substantially similar electronic transmission system (the “Platform”) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such ARTICLE by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties (as defined below) do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the communications effected thereby.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any of its Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any of the Borrower’s Subsidiary’s or the Administrative Agent’s transmission of any notices or communications through the Platform other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

11.5Amendments, Waivers, etc.  No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the

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Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a)unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided the consent of the Required Lenders shall be required to (A) waive the applicability of any additional interest payable under Section 2.8(b) at the election of the Required Lenders and (B) change financial covenant provisions and related definitions (including amendments to account for changes or modifications to GAAP) which may affect the Applicable Margin Percentage), or reduce or forgive any fees hereunder or other Obligations (other than fees payable to the Administrative Agent, the Arrangers or an Issuing Lender for its own account), (ii) extend the Maturity Date or any other scheduled date for the payment of any principal of any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments), any interest on any Loan (other than additional interest payable under Section 2.8(b) at the election of the Required Lenders, as provided therein), any fees (other than fees payable to the Administrative Agent, the Arrangers or an Issuing Lender for its own account) or any other Obligations, or extend the expiry date of any Letter of Credit in a manner not permitted under ARTICLE III, or extend the time of payment of any Reimbursement Obligation or any interest thereon (it being understood that a waiver of any condition precedent set forth in Section 4.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an extension), (iii) increase or extend any Commitment of any such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase), (iv) change or waive any provision of Section 2.15 or any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders in a manner that would alter the pro rata sharing of payments required thereby, (v) change any provision of this Section 11.5(a), or (vi) change the definition of “Required Lenders” or any other provision hereof specifying the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”);

(b)unless agreed to in writing by all of the Lenders, except as may be otherwise specifically provided in this Agreement or in any other Credit Document, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (other than in connection with the sale or other disposition of all of the capital stock of such Subsidiary Guarantor in a transaction expressly permitted under or pursuant to this Agreement);

(c)unless agreed to in writing by the Issuing Lenders, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such

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action, affect the respective rights or obligations of the Issuing Lenders, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents;

(d)unless agreed to in writing by each Hedge Party and Cash Management Bank affected thereby in its capacity as such (i) amend any provision regarding priority of payments in this Agreement or any other Credit Document or (ii) release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the capital stock of such Subsidiary Guarantor in a transaction expressly permitted under or pursuant to this Agreement);

and provided further that any Fee Letter may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following the posting of such amendment to the Lenders and (iii) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 2.17 in accordance with the terms of Section 2.17.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.5) or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.21 (including, without limitation, as applicable, (1) to permit the Revolving Commitment Increase to share ratably in the benefits of this Agreement and the other Credit

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Documents and (2) to include the Revolving Commitment Increase or outstanding Revolving Commitment Increase, in any determination of (i) Required Lenders (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment without the written consent of such affected Lender if the same is not objected to in writing by the Required Lenders within five (5) Business Days following the posting of such amendment to the Lenders.

11.6Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of Section 11.6(b) (an “Assignee”), (ii) by way of participation in accordance with the provisions of Section 11.6(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may at any time assign to one or more Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.6(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if another date is specified in the Assignment and Assumption, as of the such date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of a Commitment (which for this purpose includes Revolving Loans outstanding) or (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, or unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

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(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii)no consent shall be required for any assignment except to the extent required by clause (B) of Section 11.6(b)(i) and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment made to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)the consent of the Issuing Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment;

(iv)the Lenders and Assignee to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)no such assignment shall be made to a Person who has a significant line of business that involves trucking or freight shipping (or any Person that is an Affiliate of such a Person), unless (A) a Default or Event of Default has occurred and is continuing at the time of such assignment or (B) the Borrower otherwise consents to such assignment;

(vi)no such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and

(vii)no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.18, 2.19 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment.  If requested by or on behalf of the Assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1 and/or A-2, as applicable.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(e).

(c)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information

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regarding the designation, revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrower and the Issuing Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(e)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in Letters of Credit and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Lenders and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.5(a) and (b) that affects such Participant.  Subject to Section 11.6(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(a) as though it were a Lender.

(f)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)A Participant shall not be entitled to receive any greater payment under Sections 2.16(a), 2.16(b) or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the

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Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(h)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(i)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(j)Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.6, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.11.

(k)Notwithstanding anything to the contrary contained herein, if any Issuing Lender assigns all of its Commitments and Revolving Loans in accordance with this Section 11.6, such Issuing Lender may resign as an Issuing Lender upon written notice to the Borrower and the Lenders.  Upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit. Any resigning Issuing Lender shall retain all of the rights and obligations of such Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Borrower and the Lenders with respect thereto (including the right to require the Lenders to make Revolving Loans or fund participation interests pursuant to ARTICLE III).

11.7No Waiver.  The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or

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partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between any of the Borrower and the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

11.8Survival.  All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit.  In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of Sections 2.8(f), 2.16(a), 2.16(b), 2.18, 2.19, and 11.1, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents; provided that such survival shall remain subject to any notice requirements that may be provided in such sections.

11.9Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.  Without limiting the foregoing provisions of this Section 11.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code or similar debtor relief laws, as determined in good faith by the Administrative Agent, the Issuing Lenders or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.10Construction.  The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control. Any Hedge Agreement between the Borrower and any Hedge Party is an independent agreement governed by the writing provisions of such Hedge Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Hedge Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Hedge Agreement except as expressly provided therein.  Any Cash Management Agreement between the Borrower and any Cash Management Bank is an independent agreement

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governed by the written provisions of such Cash Management Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Cash Management Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Cash Management Agreement except as expressly provided therein.

11.11Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Hedge Agreement or any Cash Management Agreement or any action or proceeding relating to this Agreement or any other Credit Document or any Hedge Agreement or any Cash Management Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to its agreement to keep such Information confidential, (i) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (ii) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (iii) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and Credit Documents in connection with ratings issued with respect to an Approved Fund, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.11 or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information (excluding, for the avoidance of doubt, any schedules hereto that are not publicly available and any other material nonpublic information) about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.  The Borrower, on behalf of itself and its Subsidiaries, consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower and its Subsidiaries.

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For purposes of this Section 11.11, “Information” shall mean all information received from the Borrower and its Subsidiaries relating to such parties or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.12Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission (such as pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.13Disclosure of Information.  The Borrower agrees and consents to the Administrative Agent’s and Wells Fargo Securities’ disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications.  Such information will consist of deal terms and other information customarily found in such publications.

11.14USA Patriot Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

11.15No Advisory or Fiduciary Responsibility.

(a)In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification

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hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

(b)The Borrower acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities hereunder) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities hereunder or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

11.16Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

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(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.17Acknowledgement Regarding Any Supported QFCs.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 11.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party

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“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.18Amendment and Restatement; No Novation.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Restatement Effective Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Restatement Effective Date, reflect the respective Commitments of the Lenders hereunder.  The Letter of Credit Exposure of the Lenders in respect of the Existing Letters of Credit shall be automatically reallocated among the Lenders as of the Restatement Effective Date based on their pro rata shares of the Commitments as of the Restatement Effective Date.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE.]

12581222v10 24740.00017

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

OLD DOMINION FREIGHT LINE, INC., as Borrower

By:/s/ Anthony K. Slater

Name:Anthony K. Slater

Title: Vice President – Treasurer

Signature Page to

Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Lender and as a Lender

By:/s/ Kevin Valenta

Name:Kevin Valenta

Title:Vice President

BANK OF AMERICA, N.A., as Syndication Agent, an Issuing Lender and as a Lender

By:/s/ Meredith Kendrick

Name:Meredith Kendrick

Title: Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:/s/ David Miller

Name:David Miller

Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:/s/ Eric M. Herm

Name:Eric M. Herm

Title: Assistant Vice President

Schedule 1.1

COMMITMENTS AND NOTICE ADDRESSES

Lender	Commitment	L/C Commitment	Notice Address
Wells Fargo Bank, National Association	$67,500,000	$50,000,000	1525 W. W.T. Harris Blvd. Mailcode D1109-019 Charlotte, North Carolina 28262 Attn: Syndication Agency Services
Bank of America, N.A.	$67,500,000	$50,000,000	101 S. Tryon Street, NC1-002-03-10 Charlotte, NC 28255-0001 Attn: John Mercuri
Branch Banking and Trust Company	$57,500,000	N/A	200 West 2nd Street Winston Salem, NC 27101 Attn: Preston Bergen
U.S. Bank National Association	$57,500,000	N/A	800 Nicollet Mall Minneapolis, MN 55402 Attn: Edward Hanson
Total	$250,000,000	$100,000,000